UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

(Amendment No. 1)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RESOURCES CONNECTION, INC.

(Name of Registrant as Specified in Its Charter)

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Explanatory Note: On September 13, 2019, Resources Connection, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) its definitive proxy statement for the 2019 Annual Meeting of Stockholders to be held on October 15, 2019 (the “Proxy Statement”). This Amendment No. 1 is being filed solely to add Annex A—2019 Employee Stock Purchase Plan, which was inadvertently omitted from the Proxy Statement when it was originally filed with the SEC. There have been no other changes to the Proxy Statement originally filed with the SEC.

September 13, 2019

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2019 Annual Meeting of Stockholders of Resources Connection, Inc., to be held at 1:30 p.m. Pacific Time, on October 15, 2019, at the Company’s headquarters in Irvine, California. The formal Notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters we expect to be acted upon at the Annual Meeting.

During the Annual Meeting, stockholders will have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage-prepaid envelope. Alternatively, as discussed in the Question and Answer section of the Proxy Statement, you may be eligible to vote electronically over the Internet or by telephone. If you are a stockholder of record and you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on October 15, 2019, and urge you to return your proxy as soon as possible.

Sincerely,

Kate W. Duchene

Chief Executive Officer

RESOURCES CONNECTION, INC.

17101 ARMSTRONG AVENUE

IRVINE, CALIFORNIA 92614

(714) 430-6400

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	1:30 p.m., Pacific Time, on Tuesday, October 15, 2019

PLACE:	Resources Connection, Inc. 17101 Armstrong Avenue, Irvine, California 92614

ITEMS OF BUSINESS:

(1)  To vote for the election of Anthony C. Cherbak, Neil F. Dimick and Kate W. Duchene to our Board of Directors, each for a three-year term expiring at the annual meeting in 2022 and until their respective successors are duly elected and qualified;

(2) To approve the 2019 Employee Stock Purchase Plan;

(3) To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal 2020;

(4) To approve on an advisory basis Resources Connection, Inc.’s executive compensation; and

(5) To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

RECORD DATE:	August 23, 2019 is the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

PROXY VOTING:	It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by mail by completing, signing and returning the enclosed proxy card or voting instruction form, or alternatively, you may be able to vote your shares via the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction form, as applicable, and are included with the accompanying proxy statement.

PROXY STATEMENT

We are sending this Proxy Statement (“Proxy Statement”) to you, the stockholders of Resources Connection, Inc. (“RGP” or “the Company”), a Delaware corporation, as part of our Board of Directors’ solicitation of proxies to be voted at our 2019 Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Company’s headquarters in Irvine, California, at 1:30 p.m., Pacific Time, on October 15, 2019, and at any postponements or adjournments thereof. This Proxy Statement and accompanying form of proxy were first sent to stockholders on or about September 13, 2019.

We are enclosing a copy of our 2019 Annual Report to Stockholders (“Annual Report”), which includes our fiscal 2019 financial statements. Our Annual Report is not, however, part of the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on October 15, 2019.

This Proxy Statement and our Annual Report are also available electronically on the Company’s website at https://ir.rgp.com/financials-filings/annual-reports-and-proxies. The other information on our corporate website does not constitute part of this Proxy Statement.

2019 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. The following description is only a summary. For more complete information about these topics, please review our Annual Report, which contains our financial statements, and read the entire Proxy Statement carefully before voting.

CORPORATE HIGHLIGHTS

Growth is, and always has been, one of our primary goals. Fiscal 2019 was a year in which we focused on our growth strategy by investing in brand, infrastructure and digital innovation as well as further refining our organizational structure to implement a seller-doer model in our Advisory and Project Services team. With double digit revenue growth and adjusted EBITDA and SG&A performance that exceeded our plan in fiscal 2019, we successfully balanced immediate financial profitability with longer-term investments in structural and organizational changes.

The development of our new brand is an investment that will support our revenue growth into the future. Our mantra, RGP: To the Power of Human is meant to convey to our clients that we bring a human-first approach in an increasingly tech-dependent world. By putting people at the core of our clients’ most pressing business challenges, we build trusted relationships where knowledge sharing and partnership support transformational change. The launch of our refreshed brand (including our new website at rgp.com) was the culmination of a lengthy process that highlighted the primary distinguishing quality of RGP – our people – the human element in the business relationship. Our human-first organization will not only bring the right solutions, but put together the right people to power our clients’ success and our growth and improved operating efficiency.

In addition to our brand investment, we invested in infrastructure which we believe will support our growth vision foundationally. While our plan to enhance our infrastructure is both broad and deep, we began in fiscal 2019 with the global extension of the Workday Global Human Capital Management platform. Over the next fiscal year, we will begin replacing our core financial, operational and talent systems, which is part of our ongoing digital, financial and operational transformation plan. By strengthening our back office systems and processes, we strengthen our foundation for future growth.

Our digital innovation initiatives are additional strategic components in our growth. In fiscal 2019, we created a new Digital Innovation function within our sales team which focuses on building and commercializing our digital engagement platform, enhancing our consulting capabilities in the digital transformation space, and building and commercializing digital product offerings. Further bolstering our digital innovation, we acquired Veracity Consulting Group, LLC in July 2019. Veracity is a full-service digital transformation firm based in Richmond, Virginia, which delivers innovative solutions to the Fortune 500 and leading healthcare organizations. We believe this acquisition will further our growth objective by allowing us to offer comprehensive end-to-end solutions to clients by combining Veracity’s customer-facing offerings with our depth of experience in implementation.

Finally, in late fiscal 2019, we reorganized our Advisory and Project Services function, a team of seller-doer professionals whose primary responsibility is to shepherd sales pursuits and engagement delivery on our more complex projects. This team deepens the scoping conversation, achieves value-oriented pricing and improves delivery management through greater accountability and a more seamless customer experience. We believe that aligning all of the functions of our Advisory and Project Services group will favorably impact our revenue growth in fiscal 2020.

Fiscal 2019 was a successful year. We grew revenue and improved profitability; launched our refreshed branding, including a newly designed website; invested in large-scale systems replacements; and developed a digital innovation practice group, which was supported by the acquisition of Veracity Consulting Group, LLC. We look forward to reaping the benefits of our bolstering our foundational strength in fiscal 2020.

FINANCIAL HIGHLIGHTS

•	We achieved revenue of $729.0 million for fiscal 2019 which represents 11.5% growth year-over-year;

•	We generated $31.5 million in net income for fiscal 2019, representing an increase of 67% on a full year comparative basis;

•

We achieved Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense) of $64.6 million for fiscal 2019, representing an increase of over 50% on a full year comparative basis(1);

•	We achieved an Adjusted EBITDA Margin of 8.9% for fiscal 2019(2);

•	We generated diluted earnings per share of $0.98 for fiscal 2019; and

•	We retained 49 of our top 50 clients from fiscal 2018 in fiscal 2019.

Our financial position is strong with cash and cash equivalents of approximately $43.0 million and $43.6 million of cash provided by operating activities in fiscal 2019. In addition to the cash and cash equivalents, the Company has a short-term investment of $6.0 million as of May 25, 2019. Our ability to continue to generate cash allows us the flexibility of returning cash to you, our stockholders, while being opportunistic on investments for our future growth.

STOCKHOLDER RETURN

We returned approximately $46 million to stockholders during fiscal 2019 through our share repurchase and dividend programs. In the past three fiscal years, we have returned a cumulative total of almost $198 million to our stockholders through our share repurchase and dividend program. We believe that the payment of a regular dividend, along with the continuation of our stock repurchase plan, gives us the ability to return cash to our stockholders with consistency.

Issuance of Quarterly Dividend:

In July 2010, our Board of Directors authorized the establishment of a regular quarterly dividend, subject to quarterly Board approval. This dividend has been increased each year since its introduction. In July 2019, our Board authorized an 8% increase in the quarterly dividend to $0.14 per share. Our next dividend payment is payable on September 19, 2019 to all stockholders of record on August 22, 2019.

(1)

See page 20 of Resources Connection, Inc.’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on July 19, 2019, for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.

(2)	Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue.

Stock Repurchase:

In July 2015, our Board of Directors approved a stock repurchase program authorizing the repurchase, at the discretion of our senior executives, of our common stock for a designated aggregate dollar limit not to exceed $150 million. During the year ended May 25, 2019, the Company purchased on the open market approximately 1.8 million shares of its common stock, at an average price of $16.17, for approximately $29.9 million. As of May 25, 2019, approximately $90.1 million remained available for future repurchases of our common stock under the July 2015 program.

ANNUAL MEETING

Date and Time:	1:30 p.m., Pacific Time, on Tuesday, October 15, 2019

Place:	Resources Connection, Inc.

17101 Armstrong Avenue, Irvine, California 92614

Record Date:	August 23, 2019

Voting:	Stockholders as of the close of business on the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.

Meeting Agenda

1.  Election of three directors, each for a three-year term expiring at the Company’s annual meeting in 2022 and until their respective successors are duly elected and qualified;

2.  Approval of the 2019 Employee Stock Purchase Plan;

3.  Ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal 2020;

4.  Approval on an advisory basis of the Company’s executive compensation; and

5.  Transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Voting Matters

Detailed Information

Proposal 1 — Election of Three Directors for a Three-Year Term	page 17

The following table provides summary information about each director nominee. More detailed information may be found in the section entitled “Proposal 1. Election of Directors.”

						Committee Membership
Name	Age	Director Since	Background	Experience/ Qualification	Ind.	Comp	Audit	Nom/ Govern
Anthony C. Cherbak	65	2009	Former Chief Executive Officer of the Company. Prior to joining the Company in July 2005, audit partner with Deloitte & Touche LLP – where he led the firm’s consumer business practice and served as the Partner in Charge of the Orange County, CA audit practice.	Over 35 years of professional services, operations and financial management experience.
Neil F. Dimick	70	2003	Retired partner with Deloitte & Touche LLP and served as National Director of the firm’s Real Estate Industry Division; served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation; serves on the board of Mylan, Inc.	Over 25 years of public accounting experience including 8 years as a partner with Deloitte & Touche LLP; experience as a Chief Financial Officer for a large-cap publicly traded international company.	X	X	X
Kate W. Duchene	56	2018	President and Chief Executive Officer of the Company. Former Chief Legal Officer, Secretary and Executive Vice President of Human Resources. Prior to joining the Company in 1999, Senior Counsel with O’Melveny & Myers LLP, an international law firm, in Los Angeles, California.	Over 20 years as a member of the Company’s executive team. Significant business experience in the consulting services industry as well as strategic planning, human capital management, legal and risk management.

Board Recommendation — FOR each of the Three Director Nominees

Detailed Information

Proposal 2 — Approval of the 2019 Employee Stock Purchase Plan	page 42

We are asking stockholders to approve our 2019 Employee Stock Purchase Plan, or 2019 ESPP, which would authorize for issuance a maximum of 1,825,000 shares of the Company’s common stock. The 2019 ESPP was approved, subject to stockholder approval, by the Board of Directors on June 29, 2019.

We previously maintained an Employee Stock Purchase Plan which was last approved by our stockholders on October 23, 2014 (the “2014 ESPP”). Participation in the 2014 ESPP has consistently increased over the years, with 531 employees participating in 2019, representing approximately 18% of all employees eligible to enroll. The 2014 ESPP terminated on June 30, 2019 following the approval of the 2019 ESPP by the Board of Directors and the completion of the last offering period under the 2014 ESPP. The 2019 ESPP, if approved by stockholders, authorizes the issuance of up to 1,825,000 shares of our common stock and will allow us to offer an employee stock purchase program to our employees.

Key Features of our current employee stock purchase program:

•	Purchase price is 85% of the fair market value of the Company’s common stock on either the first or last day of the offering period, whichever is less;

•	Two six-month offering periods per calendar year with purchases on the last trading day in the offering period (generally ending each January 15 and July 15);

•	The number of shares that would be allocated to the 2019 ESPP following its approval would be less than 5.7% of the shares of our common stock outstanding; and

•	Available to all employees with 90 days or more of continued employment.

For more detailed information on the 2019 ESPP, please refer to the detailed information in “Proposal 2. Approval of Resources Connection, Inc.’s 2019 Employee Stock Purchase Plan.”

Board Recommendation — FOR approval of Resources Connection, Inc.’s 2019 Employee Stock Purchase Plan

Detailed Information

Proposal 3 — Ratification of the appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2020	page 47

For more detailed information on the appointment of RSM US LLP, please refer to the detailed information in “Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2020.”

Stockholder ratification of the appointment of RSM US LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of RSM US LLP to our stockholders for ratification as a matter of good corporate governance. If stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

Set forth below is summary information with respect to RSM US LLP’s fees for services provided to the Company in fiscal 2019 and fiscal 2018.

	2019	2018

Audit Fees	$884,300	$908,400

Audit Related Fees	$304,800	$217,500

Tax Fees	$8,600	$10,300

All Other Fees	$0	$0

Board Recommendation — FOR ratification of the appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2020

Detailed Information
Proposal 4 — Advisory Vote on the Company’s Executive Compensation	page 74

We are asking stockholders to approve, on an advisory basis, the Company’s executive compensation as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). The Board of Directors recommends a FOR vote because it believes that the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving the Company’s core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. In addition to reviewing the information in “Proposal 4. Advisory Vote on the Company’s Executive Compensation” and the executive compensation tables and corresponding narratives in this Proxy Statement, stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives. Further, the Board believes our executive compensation programs are reasonable in relation to comparable public and private companies in our industry.

Pay for Performance Orientation

•

Base Salaries.    Base salaries for our President and Chief Executive Officer, our Executive Vice-President and Chief Financial Officer and our Senior Vice President and Chief Accounting Officer did not change in fiscal 2019. We appointed a Chief Operating Officer during fiscal 2019 whose base salary was set at $500,000.

•

Annual Incentives.    Our named executive officers (“NEOs”) identified in the Summary Compensation Table – Fiscal Years 2017-2019 included herein participate in our Executive Incentive Plan (“EIP”) during fiscal 2019. The EIP reflects a pay for performance culture. No incentive compensation is earned under the EIP unless the Company achieves a threshold level of financial performance. For fiscal 2019, the threshold level of financial performance under the EIP was the achievement of 6.5% Adjusted EBITDA performance, which the Company achieved. In fiscal 2019, the Company achieved 101.0% of our revenue and 98.5% of our Adjusted EBITDA margin goals established for the quantitative elements of the EIP. Our NEOs also achieved the majority of their EIP qualitative goals designated for fiscal 2019. Accordingly, the Compensation Committee awarded our NEOs annual cash incentives under the EIP for fiscal 2019 as follows:

•	Ms. Duchene was awarded a total annual incentive of $791,171, representing 97.1% of her maximum award opportunity or 98.7% of her target annual incentive opportunity;

•	Mr. Mueller was awarded a total annual incentive of $349,777, representing 90.7% of his maximum award opportunity or 95.7% of his target annual incentive opportunity;

•	Mr. Brackney was awarded a total annual incentive of $363,795, representing 96.8% of his maximum award opportunity or 98.5% of his target annual incentive opportunity;

•

Mr. Bower was awarded a total annual incentive of $235,055, representing 80.5% of his maximum award opportunity or 91.0% of his target annual incentive opportunity (which was a prorated amount based on the portion of the year he was employed by the Company though his retirement effective as of May 18, 2019).

•

Long-Term Incentives.    In fiscal 2019, the Compensation Committee approved equity incentives, in the form of stock options, to our NEOs. Stock options have value only if our stock price increases after the date the option is granted, thereby further aligning the interest of participating NEOs with those of our stockholders. These awards were made pursuant to our 2014 Performance Incentive Plan (“2014 Plan”) and include a four-year vesting period. No other long-term incentive awards were granted to our NEOs in fiscal 2019.

The Company’s current policy is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2020 annual meeting of stockholders.

Board Recommendation — FOR approval of the Company’s Executive Compensation

QUESTIONS AND ANSWERS

What am I voting on?

At the Annual Meeting, our stockholders will be voting on the following proposals:

1. the election of three director nominees (Anthony C. Cherbak, Neil F. Dimick and Kate W. Duchene) to our Board of Directors, each for a three-year term expiring at the annual meeting in 2022 and until his or her respective successor is duly elected and qualified;

2. the approval of the 2019 Employee Stock Purchase Plan;

3. the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2020; and

4. the approval, on an advisory basis, of the Company’s executive compensation.

Our stockholders will also consider any other business properly raised at the Annual Meeting or any postponement or adjournment thereof.

How does the Board of Directors recommend I vote on each of the proposals?

Our Board of Directors recommends you vote FOR election to our Board of Directors of each of the three nominees for director named in Proposal 1 of this Proxy Statement; FOR the approval of the 2019 Employee Stock Purchase Plan, as outlined in Proposal 2 of this Proxy Statement; FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2020, as outlined in Proposal 3 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 4 of this Proxy Statement.

Who can attend the Annual Meeting?

All stockholders of the Company as of the close of business on August 23, 2019, the record date, can attend the Annual Meeting. If your shares are held through a broker, bank or nominee (that is, in “street name”), you are considered the beneficial holder of such shares and if you would like to attend the Annual Meeting, you must either (1) write Alice J. Washington, our General Counsel, at 17101 Armstrong Avenue, Irvine, CA 92614; or (2) bring to the meeting a copy of your brokerage account statement or a “legal proxy” (which you can obtain from the broker, bank or nominee that holds your shares). Please note, however, that beneficial owners whose shares are held in “street name” by a broker, bank or nominee may vote their shares at the Annual Meeting only as described below under “Who is entitled to vote at the meeting?”

Who is entitled to vote at the meeting?

Stockholders of record, as of the close of business on August 23, 2019, the record date, are entitled to vote at the Annual Meeting. If you are the beneficial owner of shares held in “street name” through a broker, bank or nominee and held such shares as of the close of business on the record date, the proxy materials are being forwarded to you by your broker, bank or nominee together with a voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares in person at the meeting. Even if you plan to attend the Annual Meeting, we recommend you submit your proxy or voting instructions in advance of the Annual Meeting so your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote?

You can vote on matters that properly come before the meeting in one of two ways: (1) by submitting a proxy or voting instructions by mail, or (2) by voting in person at the meeting.

If your shares are registered in the name of a broker, bank or other nominee, you will receive a voting instruction form from your broker, bank or other nominee that can be used to instruct how your shares will be voted at the Annual Meeting. You may also be eligible to submit voting instructions electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. (“Broadridge”) online program. If your bank or brokerage firm is participating in Broadridge’s program, your voting instruction form will provide instructions for such alternative methods of voting. If you submit your voting instructions via the Internet or by telephone, you do not have to return your voting instruction form by mail.

If your proxy card or voting instruction form does not reference Internet or telephone information, please complete and return the paper proxy card or voting instruction form. Sign and date each proxy card or voting instruction form you receive and return it in the postage-paid envelope.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR election to our Board of Directors of each of the three nominees for director named in Proposal 1 of this Proxy Statement; FOR the approval of the 2019 Employee Stock Purchase Plan, as outlined in Proposal 2 of this Proxy Statement; FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2020, as outlined in Proposal 3 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 4 of this Proxy Statement. See “What happens if my shares are held by a broker?” below for information on how your shares will be voted if you are a beneficial owner and did not submit voting instructions to the broker, bank or other nominee who holds your shares.

You have the right to revoke your proxy or voting instruction form at any time before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	notifying our corporate Secretary (Michelle Gouvion) in writing;

•	signing and returning a later-dated proxy card;

•	submitting a new proxy electronically via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

What is the deadline for voting my shares?

If you are a stockholder of record, please mark, sign, date and return the enclosed proxy card, which must be received before the polls close at the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner, please follow the voting instructions provided by the bank, broker or other nominee who holds your shares.

How will voting on any other business be conducted?

Other than the proposals described in this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your proxy, if properly submitted, authorizes Alice J. Washington, our General Counsel, or Jennifer Y. Ryu, our Interim Chief Financial Officer, to vote in their discretion on those matters.

Who will count the votes?

American Stock Transfer and Trust Company, our transfer agent, will count the votes.

Who will bear the cost of soliciting votes?

The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs include the expense of preparing and mailing proxy solicitation materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of the Company’s common stock. The Company may conduct further solicitation personally, telephonically, through the Internet or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. At this time, the Company does not anticipate engaging the services of a proxy solicitor. The Company may incur other expenses in connection with the solicitation of proxies.

What does it mean if I receive more than one proxy card or voting instruction form?

It probably means your shares are registered differently and are in more than one account. Please complete, sign and return each proxy card or voting instruction form you receive or, if available, submit your proxy or voting instructions electronically via the Internet or by telephone by following the instructions set forth on each proxy card or voting instruction form, to ensure all your shares are voted.

How many shares can vote?

As of the close of business on the record date, 31,970,213 shares of our common stock, including unvested shares of restricted stock, were outstanding. Each share of our common stock outstanding and each unvested share of restricted stock with voting rights on the record date is entitled to one vote on each of the three director nominees and one vote on each other matter presented for consideration and action by the stockholders at the Annual Meeting.

What is the voting requirement for each of the above matters?

Proposal 1. Election of Directors.    Once a quorum has been established, under our Third Amended and Restated Bylaws (our “Bylaws”), each director nominee must receive the affirmative vote of a majority of the votes cast in order to be elected to our Board of Directors (that is, the number of shares voted “FOR” the director nominee must exceed the number of votes cast “AGAINST” that director nominee). Each stockholder will be entitled to vote the number of shares of common stock held as of the close of business on the record date by that stockholder for each director nominee. Stockholders will not be allowed to cumulate their votes in the election of directors.

If any of the director nominees named in Proposal 1, each of whom is currently serving as a director, is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on the Board of Directors as a “holdover director.” However, under our Bylaws, any incumbent director who fails to receive a majority of the votes cast must tender his or her resignation to the Secretary of the Company promptly following certification of the election results. In such circumstances, the Board of Directors, taking into account the recommendation of the Corporate Governance and Nominating Committee of the Board of Directors, must decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind any decision to reject the tendered resignation, within 90 days following certification of the election results.

Other Proposals.    Once a quorum has been established, under our Bylaws, approval of Proposals 2, 3 and 4 each requires the affirmative vote of stockholders holding a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Notwithstanding the foregoing, please be advised that each of Proposals 3 and 4 is advisory only and not binding on the Company or our Board of Directors. Our Board of Directors will consider the outcome of the vote on each of these items in considering what actions, if any, should be taken in response to the advisory votes by stockholders.

What constitutes a quorum?

In order to transact business at the Annual Meeting, a quorum must be present. Under Delaware law and our Bylaws, a quorum is present if a majority of the shares of our common stock outstanding on the record date are present, in person or by proxy, and entitled to vote at the Annual Meeting. Because there were 31,970,213 shares outstanding as of the close of business on the record date, holders of at least 15,985,107 shares of our common stock will need to be present in person or by proxy at the Annual Meeting for a quorum to exist to transact business at the Annual Meeting.

What happens if my shares are held by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. The ratification of the appointment of the Company’s independent registered public accounting firm in Proposal 3 is considered a routine matter and may be voted upon by your broker if you do not give instructions. However, brokers do not have discretionary authority to vote your shares on your behalf for any of the other items to be submitted for a vote of stockholders at the Annual Meeting (the election of directors, approval of the 2019 Employee Stock Purchase Plan or the advisory vote on the Company’s executive compensation. Accordingly, if you are a beneficial owner that has not submitted voting instructions to your broker and your broker exercises its discretion to vote your shares on Proposal 3, your shares will be treated as broker non-votes with respect to Proposals 1, 2 and 4 (the election of directors, approval of the 2019 Employee Stock Purchase Plan and the advisory vote on the Company’s executive compensation, respectively). There will not be any broker non-votes on Proposal 3 (ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2020).

How will “broker non-votes” and abstentions be treated?

Broker non-votes with respect to Proposals 1, 2 and 4 (the election of directors, approval of the 2019 Employee Stock Purchase Plan and the advisory vote on the Company’s executive compensation) are counted for the purposes of calculating a quorum. However, broker non votes are not deemed to be a vote cast with respect to Proposal 1 or entitled to vote for the purpose of determining whether stockholders have approved Proposal 2 and Proposal 4 and, therefore, will not be counted in determining the outcome of such matters.

A properly executed proxy marked “ABSTAIN” with respect to the election of one or more director nominees in Proposal 1 will not be considered a vote cast with respect to the director or director nominees indicated and, therefore, will not be counted in determining the outcome of the director nominee’s election to the Board of Directors. For the remaining Proposals, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote “AGAINST” the matter. In all cases, a properly executed proxy marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2020 annual meeting?

Advance Notice Procedures.    Under our Bylaws, business, including director nominations, may be brought before an annual meeting if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of our Board of Directors or by a stockholder entitled to vote who has delivered notice to our corporate Secretary (containing certain information specified in our Bylaws) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for next year’s annual meeting, no earlier than the close of business on June 17, 2020, and no later than the close of business on July 17, 2020). These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a stockholder proposal included in next year’s proxy statement.

Stockholder Proposals for the 2020 Annual Meeting.    Written notice of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2020 annual meeting of stockholders must be received no later than May 16, 2020. In addition, all proposals will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

How do I obtain a copy of the Annual Report on Form 10-K that Resources Connection, Inc. filed with the SEC?

A copy of the Company’s most recent Annual Report has been included with this Proxy Statement. If you desire another copy of our Annual Report or would like a copy of our Annual Report on Form 10-K filed with the SEC (including the financial statements and the financial statement schedules), we will provide one to you free of charge upon your written request to our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or from our Investor Relations website at https://ir.rgp.com/financials-filings/annual-reports-and-proxies.

How may I obtain a separate set of proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials (including this Proxy Statement and our Annual Report) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting our Investor Relations Department at

17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400. A separate set of proxy materials will be sent promptly following receipt of your request.

If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of this Proxy Statement or the Annual Report and you desire to receive one copy in the future, please contact our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400.

If you hold shares beneficially in street name, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or our Annual Report, or wish to receive multiple reports by revoking your consent to house holding.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board of Directors consists of eleven directors. Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. At this year’s Annual Meeting, we will be electing three directors, each to serve a term of three years expiring at our 2022 Annual Meeting and until his or her successor is duly elected and qualified.

Each of the nominees, Anthony C. Cherbak, Neil F. Dimick and Kate W. Duchene, is presently a member of our Board of Directors, having served on the Company’s Board since 2009, 2003 and 2018, respectively. The Board of Directors, acting upon the recommendation of the Corporate Governance and Nominating Committee, recommends the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as members of our Board of Directors. (See “Director Nominees” below).

In recommending director nominees for selection by the Board, the Corporate Governance and Nominating Committee considers a number of factors, which are described in more detail below under “Board of Directors —Corporate Governance and Nominating Committee.” In considering these factors, the Corporate Governance and Nominating Committee and the Board consider the fit of each individual’s qualifications and skills with those of the Company’s other directors in order to build a Board of Directors that, as a whole, is effective, collegial and responsive to the Company and its stockholders.

The eight directors whose terms do not expire at the Annual Meeting are expected to continue to serve after the Annual Meeting until such time as their respective terms of office expire and their respective successors are duly elected and qualified or they otherwise retire. (See “Continuing Directors” below.)

If at the time of the Annual Meeting any of the nominees should be unable or unwilling for good cause to serve if elected, the persons named as proxies on the proxy card will vote for such substitute nominee or nominees, if any, as our Board of Directors recommends or, if no substitute nominee is recommended by our Board of Directors, for the remaining nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board. Each of the nominees has consented to be named in this Proxy Statement and to serve if elected.

Following is biographical information about each nominee and each director. This description includes the principal occupation of and directorships held by each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that each nominee and director should serve as a member of the Company’s Board of Directors.

Director Nominees

The individuals standing for election are:

Anthony C. Cherbak Age 65 Director since August 2009	In 2016, Mr. Cherbak retired as the Chief Executive Officer of the Company but he has continued to serve as a member of the Board of Directors, a position he has held since 2009. Mr. Cherbak served as the Company’s Chief Executive Officer and President from 2013 to 2016 and was the Company’s President and Chief Operating Officer from 2009 to 2013. He previously held the positions of Executive Vice President of Operations from July 2005 to August 2009. He joined the Company in July 2005 from Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career as an audit partner in the Orange County, California office. While with Deloitte & Touche LLP, Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region and most recently served as the Partner in Charge of the Orange County audit practice.

Key experience, qualifications, attributes and skills:

Mr. Cherbak brings to the Company and the Board over 40 years of professional services, operations and financial management experience. Additionally, having formerly served as the Company’s Chief Executive Officer, Mr. Cherbak brings to the Board insight into the operations of the Company.

Neil F. Dimick Age 70 Director since November 2003	Prior to joining the Board, Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a pharmaceutical services provider, from August 2001 to May 2002. He served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, as well as a director and a member of the Bergen Board’s Finance, Investment and Retirement Committees, for more than five years prior to its merger with AmeriSource Health in 2001. Mr. Dimick began his professional career as a corporate auditor with Deloitte & Touche LLP, a professional services firm. He was a partner with the firm for eight years and served for two years as the National Director of the firm’s Real Estate Industry Division. Mr. Dimick currently serves on the board of directors of Mylan, Inc., where he serves as Chairperson of the Audit and member of the Executive Committee Finance and Compensation Committees. Mr. Dimick formerly served on the board of Thoratec Corporation, where he was Chairman of the Board and a member of the Audit and Corporate Governance and Nominating Committees; WebMD Health Corp., where he served as a member of the Executive and Audit Committees and as Chairman of the Nominating and Governance Committees; and Alliance HealthCare Services, Inc., where he served as

Chairperson of the Audit Committee and member of the Strategic Planning and Finance and Nominating and Corporate Governance Committees.

Key experience, qualifications, attributes and skills:

Mr. Dimick brings to the Board and the Audit Committee he chairs, more than 20 years of public accounting experience, including eight years as a partner at Deloitte & Touche LLP, experience as a Chief Financial Officer for a large-cap publicly traded international company and continued involvement with public company boards and board committees, all of which provide our Board with in-depth knowledge of the many critical financial and risk-related issues facing public companies today.

Kate W. Duchene Age 56 Director since January 2018	Ms. Duchene is our Chief Executive Officer, a position to which she was promoted in December 2016. Between 1999 and 2016, Ms. Duchene was our Chief Legal Officer, Secretary and Executive Vice President of Human Resources. From 2012 to 2016, Ms. Duchene also assumed leadership of RGP Legal, our legal and regulatory consulting practice. Prior to joining the Company, Ms. Duchene practiced law with O’Melveny & Myers LLP, an international law firm, in Los Angeles, California, specializing in labor and employment matters. Ms. Duchene was with O’Melveny & Myers LLP from October 1990 through December 1999, most recently as a Special Counsel.

Key experience, qualifications, attributes and skills:

As our President and Chief Executive Officer, Ms. Duchene brings to our Board of Directors valuable leadership experience and a deep and thorough understanding of our operations, the day-to-day management of our business and our industry as a whole.

The Board of Directors unanimously recommends that stockholders vote FOR election to the Board of Directors of each of the three director nominees set forth above.

Continuing Directors:

The following persons are the members of our Board of Directors whose terms of office do not expire until after the Annual Meeting and who are therefore not standing for re-election at the Annual Meeting:

Susan J. Crawford Age 72 Director since May 2009 Ms. Crawford term of office as one of our directors expires at the Annual Meeting in 2021.	Ms. Crawford currently serves as a Senior Judge on the United States Court of Appeals for the Armed Forces, a position she has held since September 2006. A veteran lawyer of more than 30 years, Ms. Crawford served as a member of the court of appeals bench from 1991 to 2006 and also served as General Counsel of the Army, special counsel to the Secretary of Defense, and Inspector General of the Department of Defense. In February 2007,

Ms. Crawford was appointed by the Secretary of Defense to serve a three-year term as the convening authority in charge of the Office of Military Commissions, during which time she oversaw the military process and procedures at Guantanamo Bay. After serving as the Chairperson of the Board of Trustees of Bucknell University from 2003 to 2009, Ms. Crawford currently serves on the Finance and Academic Affairs and Campus Life Committees, having served in prior years on the Trusteeship, Human Resources and Compensation Committees. Ms. Crawford is also a member of the New England Law School Board of Trustees.

Key experience, qualifications, attributes and skills:

Ms. Crawford’s credentials and years of legal experience in private practice and the public sector make her a trusted advisor as the Company continues to expand our legal services and government services practice. In addition, her ongoing board service at Bucknell University brings valuable experience related to matters of ethics and corporate governance.

Robert F. Kistinger Age 66 Director since August 2006 Mr. Kistinger’s term of office as one of our directors expires at the Annual Meeting in 2020.	Mr. Kistinger was the Chief Operating Officer of Bonita Banana Company from 2009 to 2014 and now continues to serve as an Executive Advisor to the company. He was formerly President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. (“Chiquita”). Mr. Kistinger was employed at Chiquita for more than 27 years and held numerous senior management positions in accounting, financial analysis and strategic planning roles. Prior to joining Chiquita, Mr. Kistinger was with the accounting firm of Arthur Young & Company for six years.

Key experience, qualifications, attributes and skills:

Mr. Kistinger has held leadership positions in large multinational companies with operations in Latin America, developing critical financial and international operations expertise, Mr. Kistinger’s knowledge, insight and experience are invaluable to the Company and to the Board as we continue to provide services and solutions to our clients around the world.

Marco von Maltzan Age 64 Director since July 2018 Mr. von Maltzan’s term of office as one of our directors expires at the Annual Meeting in 2020.	Mr. von Maltzan, in addition to having served as the Chairman of the Supervisory Board of taskforce—Management on Demand AG, has served as the Chairman of the Supervisory Board of industrial holding Greiffenberger AG since 2016, and, since 2015, has been the Deputy Chairman of the Shareholder Committee and member of the Audit Committee of food conglomerate Pfeifer & Langen Industrie- und Handels-KG. Mr. von Maltzan started his professional career in 1983 with top management consulting firm Roland Berger. In 1987, he joined BMW Group where he held various senior management positions, acting lastly as Chief Executive

Officer of BMW Motorrad, BMW’s motorcycle division from 1999 to 2002. From 2003 to 2007, Mr. von Maltzan served as Chief Executive Officer of automotive supplier BERU AG which was sold to Michigan-based BorgWarner, Inc. From 2008 to 2011, Mr. von Maltzan acted as Chief Executive Officer of Profine Group, a leading producer of PVC profiles. Mr. von Maltzan has also held various Board of Director and Interim CEO assignments in the past. Mr. von Maltzan is a Certified engineer who holds a Master’s degree in Mechanical Engineering from RWTH Aachen University as well as a Master’s degree in Business Administration from INSEAD, Fontainebleau.

Key experience, qualifications, attributes and skills:

Mr. von Maltzan brings to the Board over 35 years of international and industry specific operational experience. This experience uniquely qualifies him to advise the Company in its international growth strategy.

Donald B. Murray Age 72 Director since April 1999 Mr. Murray’s term of office as one of our directors expires at the Annual Meeting in 2021.

Mr. Murray founded Resources Connection, Inc. in June 1996 and served as our Managing Director from inception until April 1999. From April 1999 through May 2008, Mr. Murray served as our Chairman, President and Chief Executive Officer and as one of our directors. On June 1, 2008, Mr. Murray resigned as President and Chief Executive Officer, but remained as Executive Chairman of the Board of Directors. Mr. Murray reassumed the position of Chief Executive Officer on July 22, 2009. Effective May 28, 2013, Mr. Murray resigned from the position of Chief Executive Officer and continued to serve as the Company’s Executive Chairman of the Board. On July 16, 2015, the Company announced Mr. Murray’s retirement as an employee of the Company, effective August 31, 2015. At the request of the Board, Mr. Murray agreed to remain in service to the Company as a non-employee director and Chairman of the Board.

Prior to founding the Company, Mr. Murray was Partner in Charge of Accounting and Assurance Services for the Orange County, California office of Deloitte & Touche LLP, a professional services firm, from 1988 to 1996. From 1984 to 1987, Mr. Murray was the Partner in Charge of the Woodland Hills office of Touche Ross & Co., a predecessor firm to Deloitte & Touche LLP, an office he founded in 1984. Mr. Murray currently serves on the Board of Directors for two non-profit organizations, the University of Southern California’s Marshall School of Business and Healthy Smiles for Kids, where he sits on the Finance Committee.

Key experience, qualifications, attributes and skills:

In addition to his career credentials as a partner with Deloitte & Touche LLP, as the Company’s founder, he developed the Company’s business model and vision. Mr. Murray brings to the Board an intimate, first-hand knowledge of the Company’s operations, culture and people.

A. Robert Pisano Age 76 Director since November 2002 Mr. Pisano’s term of office as one of our directors expires at the Annual Meeting in 2021.	Mr. Pisano has served as our Lead Independent Director since 2004. Mr. Pisano is a business consultant, an activity he began in September 2011. Mr. Pisano was the President and Chief Operating Officer of the Motion Picture Association of America from October 2005 until September 2011, and was the interim Chief Executive Officer from January 2010 until March 2011. He served as the National Executive Director and Chief Executive Officer of the Screen Actors Guild from September 2001 to April 2005. From August 1993 to August 2001, he was Executive Vice President, then Vice Chairman and Consultant to Metro-Goldwyn-Mayer, Inc. (“MGM”). Prior to joining MGM, Mr. Pisano was Executive Vice President of Paramount Pictures from May 1985 to June 1991, serving as General Counsel and a member of the Office of the Chairman. From 1969 to 1985, Mr. Pisano was an associate and then a partner with the law firm O’Melveny & Myers LLP. Mr. Pisano was formerly a director of StateNet, a legislative and regulatory reporting service, and is Chairman of the Board for the Motion Picture and Television Fund. Effective July 31, 2012, Mr. Pisano was elected to the Boards of FPA Paramount Fund and FPA Perennial Fund. He previously served on the Boards of the FPA Group of Funds, including Paramount, Perennial, New Income, Crescent and Capital, where he sat on the audit committees from 2002 to 2008, and as a director of Netflix, Inc. until October 2005. He currently serves on the Boards of FPA Capital, New Income and International Funds, as well as Source Capital and Crescent Funds, all FPA funds.

Key experience, qualifications, attributes and skills:

Mr. Pisano’s 20 years of experience as a partner specializing in business litigation while at O’Melveny & Myers LLP, followed by his hands-on management of international business operations, marketing and business development while employed by the leaders in the entertainment industry provide a wealth of experience, especially in the areas of acquisitions and legislative and regulatory affairs, to the Board and to the Company.

Jolene Sarkis Age 69 Director since April 2002 Ms. Sarkis’ term of office as one of our directors expires at the Annual Meeting in 2020.	Ms. Sarkis has been a private marketing and advertising consultant since 2001. Ms. Sarkis held various positions of responsibility for Time Inc. from 1985 to 2001 in sales and marketing, primarily for Time Inc.’s leading publications which include Time, People, Sports Illustrated, Fortune and Money. Ms. Sarkis served as Publisher of Fortune from 1996 to 2001 and, additionally, as President of Fortune from 1999 to 2001. In 2019, she retired as EVP of the CFS Restaurant Group, a position she held since 2011.

Key experience, qualifications, attributes and skills:

Ms. Sarkis’ business experience in operations management and business development brings a unique skill set to the Board and to the Company in the critical areas of leadership and strategic planning, as well as marketing and human resources.

Anne Shih Age 72 Director since October 2007 Ms. Shih’s term of office as one of our directors expires at the Annual Meeting in 2020.	Ms. Shih is actively involved in many philanthropic endeavors, including her 25 years with the Bowers Museum in Santa Ana, California, where she currently serves as Chairwoman of the Board of Governors, a position she has held since 2010. Ms. Shih is an honorary president of the Chinese Cultural Arts Association, a position she has held since 2003 and was also Deputy Secretary of the Chinese Women’s League Los Angeles Chapter. In 2008, Ms. Shih was awarded a Certificate of Special Congressional Recognition from the U.S. Congress for her outstanding and invaluable service to the community. In 2010, Ms. Shih was made the first Official World Ambassador of Cultural Heritage for Shaanxi Province, China.

Key experience, qualifications, attributes and skills:

Ms. Shih’s strong business and personal relationships in Greater China are important to the Company and the Board as we continue to expand our international operations in Asia.

Michael H. Wargotz Age 61 Director since May 2009 Mr. Wargotz’s term of office as one of our directors expires at the Annual Meeting in 2021.	Mr. Wargotz is currently an Executive Officer in residence at Axcess Worldwide, a strategy-lead, brand experience agency, which he co-founded in 2001. From July 2011 to June 2017, he was the Chairman of Axcess Ventures, an affiliate of Axcess Worldwide. Previously, he served as the Chief Financial Officer of The Milestone Aviation Group, LLC, a global aviation leasing company, from August 2010 through June 2011; Co-Chairman of Axcess Worldwide, from August 2009 through July 2010; and as the Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services, from December 2006 through August 2009. From June 2004 to November 2006, he was a Vice President of NetJets. Mr. Wargotz currently serves on the Board of Wyndham Destinations as Chair of its Audit Committee and as a member of its Executive Committee and of its Compensation Committee. From April 2013 to June 2017, Mr. Wargotz served on the Board of CST Brands, Inc.

Key experience, qualifications, attributes and skills:

Mr. Wargotz brings to the Board more than 30 years of experience as a financial professional and advisor in leadership roles for both public and private companies and is an experienced public company board member.

EXECUTIVE OFFICERS

The following table sets forth information about our current executive officers. Each of our executive officers serves at the pleasure of the Board of Directors:

Name	Age	Position

Kate W. Duchene	56	Chief Executive Officer, President and Director

Timothy L. Brackney	47	Chief Operating Officer and President

Jennifer Y. Ryu	44	Interim Chief Financial Officer

Kate W. Duchene.    Effective December 14, 2016, Ms. Duchene was named our President and Chief Executive Officer. Biographical information regarding Ms. Duchene is set forth above under the caption “Proposal 1. Election of Directors.”

Timothy L. Brackney.    Effective April 3, 2019, Timothy L. Brackney was named our President and Chief Operating Officer. Prior to his appointment as Chief Operating Officer, Mr. Brackney served as our President North America & EVP, Revenue from 2017 to April 2019. From 2014 to 2017, Mr. Brackney served as our SVP, West Region. He led the North Pacific Region from 2011 to 2014. From 2007 to 2011, Mr. Brackney was a Regional Managing Director for the Company. Before that time, he served as Regional Director and Managing Director of our Portland, Oregon office.

Jennifer Y. Ryu.    Effective August 14, 2019, Jennifer Y. Ryu was named our Interim Chief Financial Officer. Prior to her appointment as Interim Chief Financial Officer, Ms. Ryu served as the Company’s Senior Vice President of Finance and Accounting, a position she held since April 2019. From February 2014 to April 2019, Ms. Ryu was the Chief Accounting Officer of Young’s Holdings. Prior to joining Young’s Holdings, Ms. Ryu spent seven years with Kaiser Aluminum as their Director of External Reporting.

BOARD OF DIRECTORS

Board Leadership Structure

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer of the Company in any way that is in the best interests of the Company and its stockholders at a given point in time. The Board believes that the decision as to who should serve as Chairman of the Board and Chief Executive Officer, and whether these offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandating that such positions be separate. The Company currently separates the roles of Chief Executive Officer and Chairman of the Board, with Mr. Murray currently serving as Chairman of the Board. Ms. Duchene serves as our Chief Executive Officer and is the individual with primary responsibility for managing the Company’s day-to-day operations with in-depth knowledge and understanding of the Company. This leadership structure permits Mr. Murray to focus on providing guidance to our Chief Executive Officer and to set the agenda for, and preside over, meetings of the Board of Directors. Mr. Murray, also our Company’s founder, has served as Chairman of the Board in a non-employee director status since his retirement as an employee and executive officer of the Company in August 2015. While Mr. Murray may be considered independent under the listing requirements of The Nasdaq Stock Market (“Nasdaq”) because he has not served as an employee of the Company for over three years, under corporate governance best practices and ISS and Glass Lewis proxy voting policies, a former Chief Executive Officer and founder would not be considered independent. Therefore, the Board has designated A. Robert Pisano to serve as Lead Independent Director, with responsibilities that are similar to those typically performed by an independent chairman. The Company’s Lead Independent Director is appointed annually by the independent directors on the Board. Coupled with the Chairman position, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.

The responsibilities of our Chairman and our Lead Independent Director are summarized in the table below.

Chairman

–	Calls meetings of the Board and stockholders

–	Chairs meetings of the Board and the annual meeting of stockholders

–	Establishes Board meeting schedules and agendas

–	Ensures that information provided to the Board is sufficient for the Board to fulfill its primary responsibilities

–	Communicates with all directors on key issues and concerns outside of Board meetings

–	With the Lead Independent Director, jointly recommends Committee Chair positions to full Board and the Corporate Governance and Nominating Committee

–	Provides suggestions to the Corporate Governance and Nominating Committee with respect to the composition and structure of the Board and Board recruitment efforts

–	Leads the Board review of management succession and development plans

–	Represents the Company to, and interacts with, external stockholders and employees

Lead Independent Director

–	Calls meetings of the independent directors

–	Sets agenda and chairs executive sessions of the independent directors

–	Available to chair meetings of the Board when there is a potential conflict of interest with the Chairman on issues to be discussed or the Chairman is absent

–	Provides input to the Chairman on the scope, quality, quantity and timeliness of the information provided to the Board

–	Serves as a conduit to the Chairman of views and concerns of the independent directors

–

Collaborates with the Corporate Governance and Nominating Committee on questions of possible conflicts of interest or breaches of the Company’s governance principles by other directors, including the Chairman

–	Oversees the process of hiring or firing a Chief Executive Officer, including any compensation arrangements

–	Recommends to the Board the retention of outside advisors who report directly to the Board

–	Participates with the Compensation Committee Chair in communicating performance feedback and compensation decisions to the Chief Executive Officer

The Board believes the Company’s corporate leadership structure ensures that strong, independent directors continue to effectively oversee the Company’s management and key issues related to executive compensation, the evaluation of our Chief Executive Officer and succession planning, strategy, risk, and integrity.

Director Independence

As required by the Company’s Corporate Governance Guidelines and Committee Charters, our Board of Directors has determined that each of Ms. Crawford, Mr. Dimick, Mr. Kistinger, Mr. von Maltzan, Mr. Pisano, Ms. Sarkis, Ms. Shih and Mr. Wargotz is an

“independent director” under the Nasdaq Listing Rules. While Mr. Murray has not been employed in any capacity by the Company since August 31, 2015 and could be considered an “independent director” under Nasdaq Listing Rules as of September 1, 2018, the Board of Directors has determined him to be independent as under corporate governance best practices, a former Chief Executive Officer and founder should not be considered independent. Mr. Cherbak served as our Chief Executive Officer until October 2016 and is also providing consulting services to the Company during the Chief Financial Officer transition, and Ms. Duchene is currently employed as the President and Chief Executive Officer of the Company; accordingly, neither qualifies as an “independent director” under the Nasdaq Listing Rules. There were no transactions, relationships or arrangements involving any of the Company’s directors which the Board considered in making its independence determination.

Committees of the Board of Directors

The Company’s standing Board committees consist of (1) an Audit Committee, (2) a Compensation Committee, and (3) a Corporate Governance and Nominating Committee. Each committee of the Board is comprised entirely of independent directors under the Nasdaq Listing Rules and, for members of the Audit Committee, the applicable rules of the SEC. As referenced above, the Board of Directors also designates a Lead Independent Director to serve as a representative for the independent directors and to facilitate communications among the independent directors and management. The following identifies the current members of each of the Company’s standing Board committees and indicates the number of meetings held by each committee during fiscal 2019:

	Audit	Compensation	Corporate Governance and Nominating	Board of Directors

A. Robert Pisano, Lead Independent Director		Member	Chair	Independent

Susan Crawford			Member	Independent

Neil Dimick	Chair	Member		Independent

Robert Kistinger	Member		Member	Independent

Marco von Maltzan	Member			Independent

Jolene Sarkis		Chair		Independent

Anne Shih			Member	Independent

Michael Wargotz	Member	Member		Independent

Number of Meetings Held in Fiscal Year 2019	8	8	4	6

Attendance at Meetings

Our Board of Directors met six times during fiscal 2019. All directors attended at least 75% of the aggregate of Board of Directors meetings and meetings of the committees upon which he or she serves. The Company’s policy is that directors should make themselves available to attend the Company’s annual meeting of stockholders. All then members of our Board attended our 2018 annual meeting of stockholders.

Committee Charters

The Board of Directors annually reviews and approves the charter of each of the committees. The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee Charters were reviewed and approved on July 25, 2019, and are available on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Mr. Pisano (Chairperson), Ms. Crawford, Mr. Kistinger and Ms. Shih. The Corporate Governance and Nominating Committee met four times during fiscal 2019.

Governance-Related Duties.    The Corporate Governance and Nominating Committee is responsible for overseeing the corporate governance principles applicable to the Company, and the Company’s Code of Business Conduct and Ethics, which is reviewed by the entire Board of Directors annually. See “Corporate Governance Guidelines and Code of Business Conduct and Ethics” below. In addition, the Corporate Governance and Nominating Committee annually reviews the Company’s compliance with the Nasdaq Listing Rules and reports the conclusions of such review to the Board.

Nominating-Related Duties.    The Corporate Governance and Nominating Committee is also responsible for overseeing the process of nominating individuals to stand for election or re-election as directors. In doing so, the Corporate Governance and Nominating Committee reviews and makes recommendations to the Board with respect to the composition of the Board, tenure of Board members, and qualifications, skills and attributes for new directors. The Corporate Governance and Nominating Committee may also retain a professional executive search firm, on an as-needed basis, to assist in the identification and recruitment of independent Board candidates. The Company did not retain a professional executive search firm during fiscal 2019 for Board member recruitment activities. The Corporate Governance and Nominating Committee will consider stockholder suggestions of persons to be considered as nominees, as further described below under “— Selection of Director Candidates.” Any director candidates recommended by the Company’s stockholders in accordance with the Company’s policy regarding such recommendations will be given consideration by the Corporate Governance and Nominating Committee, consistent with the process used for all candidates and in accordance with the Company’s policy regarding such recommendations.

Board Composition & Succession Planning.    Given the tenure and longevity of the Board, coupled with the Company’s business transformation, the Corporate Governance and Nominating Committee requested that management develop a Board composition, refreshment and succession plan to evolve the Board of Directors over the next 1-2 years. Management, together with the Corporate Governance and Nominating Committee, has begun the process of considering and interviewing several exceptional director candidates. Management will continue to work with the Corporate Governance and Nominating Committee towards the Board’s refreshment and succession planning goals during fiscal 2020.

Selection of Director Candidates.    The Corporate Governance and Nominating Committee’s process for identifying and evaluating new director candidates is as follows: If determined appropriate, the Corporate Governance and Nominating Committee may retain a professional executive search firm to assist the Corporate Governance and Nominating Committee in managing the overall process, including the identification of new director candidates who meet certain criteria set from time to time by the Corporate Governance and Nominating Committee. All potential new director candidates, whether identified by the search firm, stockholders or Board members, are then reviewed by the Corporate Governance and Nominating Committee, our executive officers, and at times by the search firm. In the course of this review, some candidates are eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other relevant reasons. The Corporate Governance and Nominating Committee then decides which of the remaining candidates most closely match the established criteria, described in the subsequent paragraph, and are therefore deserving of further consideration. The Corporate Governance and Nominating Committee then discusses these new director candidates, decides which of them, if any, should be pursued, gathers additional information if desired, conducts interviews and decides whether to recommend one or more of the candidates to the Board of Directors for nomination. In connection with this review, the Corporate Governance and Nominating Committee also reviews and considers each of the incumbent directors for continuing Board membership after his or her term expires. The Board discusses the Corporate Governance and Nominating Committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those nominees will then be named in the proxy statement for election by the stockholders at the annual meeting (or, if between annual meetings, the nominees may be appointed by the Board itself to fill any vacancies on the Board).

In order to be recommended by the Corporate Governance and Nominating Committee, a candidate must meet the following selection criteria, as described in the Company’s Corporate Governance Guidelines: personal integrity, intelligence, relevant business background, independence, expertise in areas of importance to the Company’s objectives, and sensitivity to the Company’s corporate culture and responsibilities. The Corporate Governance and Nominating Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, but looks for individuals with specific qualifications so that the Board as a whole may maintain an appropriate mix both of experience, background, expertise and skills, and of age, gender, and ethnic and racial diversity. These specific qualifications may vary from one year to another, depending upon the composition of the Board at that time.

Below, we identify and describe the key experience, qualifications, attributes and skills the Committee considers important in light of Resources Connection’s business:

•

Business Sector Knowledge and International Experience.    We value directors with backgrounds that include the many business sectors that make up our core business — finance and accounting, risk management, information management, human capital, supply chain, legal and regulatory, corporate advisory, strategic communications and restructuring services. In order to continue to operate and expand as a global multinational professional services firm, we also look for directors with international expertise.

•

Management, Accounting and Finance Expertise.    We value management experience in our directors as it provides a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. While we require specific financial qualifications and expertise for Audit Committee membership, we expect all of our directors to be financially knowledgeable.

•

Business Judgment, Leadership and Strategic Vision.    We value directors with experience in significant leadership positions who are able to provide sound business judgment, share tested leadership skills and have the insight necessary to formulate a strategic vision.

Director Candidates Recommended by Stockholders.    The Corporate Governance and Nominating Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any stockholder of the Company. Any stockholder wishing to recommend an individual as a nominee for election at the Annual Meeting of Stockholders to be held in 2020 should send a signed letter of recommendation, to be received before May 16, 2020, to the following address: Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614: Attn: Alice J. Washington, General Counsel. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as brief biographical information setting forth past and present directorships, employment, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. Our Bylaws include additional requirements regarding nominations of persons at a stockholders’ meeting other than by the Board of Directors. See “Questions and Answers — When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2020 annual meeting?”

Compensation Committee

The current members of the Compensation Committee are Ms. Sarkis (Chairperson), Mr. Dimick, Mr. Pisano and Mr. Wargotz, each of whom satisfies the additional independence requirements specific to Compensation Committee members under applicable Nasdaq Listing Rules. The Compensation Committee met eight times during fiscal 2019.

The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s NEOs. The Compensation Committee reviews and approves the compensation arrangements, plans, policies and programs that apply to our NEOs. Pursuant to the written charter of the Compensation Committee, its principal responsibilities include, among other things:

•

To review and approve the goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer and to determine the terms of the compensatory agreements and arrangements for our Chief Executive Officer;

•	To review and approve all of the Company’s compensation programs applicable to our other executive officers, including all forms of salary and grants of annual incentives and equity compensation;

•

To approve any new compensation plan or any material change to an existing compensation plan available to executive officers and to make recommendations to the Board of Directors with respect to equity and incentive plans subject to stockholder approval;

•	To review and approve severance or similar payments to the Company’s executive officers; and

•	To review and evaluate the Company’s long-term strategy of employee compensation and utilization of different types of compensation plans in consultation with senior management.

The Compensation Committee’s charter permits it to delegate duties and responsibilities to sub-committees or the Company’s management. However, the Compensation Committee has no current intention to delegate any of its authority with respect to determining senior officer compensation to any sub-committee or to management. The Compensation Committee takes into account our Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the Chief Executive Officer. In particular, the Compensation Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts under the EIP for fiscal 2019 for our NEOs (other than for our Chief Executive Officer whose base salary and annual incentive compensation was determined by the Compensation Committee).

Pursuant to its charter, the Compensation Committee is authorized in its sole discretion to retain compensation consultants to assist it in carrying out its duties. The Compensation Committee has the authority to approve any compensation consultant’s fees and other retention terms. The Compensation Committee determines whether to retain a compensation consultant on an annual basis in light of the status of the management team and the business needs of the organization at the relevant time. The Compensation Committee did not engage a compensation consultant during fiscal 2019 to provide advice or recommendations on the amount or form of executive and director compensation. In order to assist the Compensation Committee’s evaluation of executive compensation, however, during fiscal 2019, the Company subscribed to Equilar’s Insight Data Platform which is a web-based provider of historical information, products and proprietary survey data regarding executive compensation. The Compensation Committee used the data from Equilar generally as background information to assist in its decision making process.

Audit Committee

The Audit Committee of our Board of Directors consists of four directors, Mr. Dimick (Chairperson), Mr. Kistinger, Mr. von Maltzan and Mr. Wargotz, each of whom satisfies the enhanced independence standards applicable to Audit Committee members pursuant to the Nasdaq Listing Rules and applicable rules promulgated under the Exchange Act. All four members of the Audit Committee qualify as financial experts. The Audit Committee met eight times during fiscal 2019.

The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions, appoints and engages, on behalf of our Board of Directors, the Company’s independent registered public accounting firm and oversees the Company’s risk assessment and risk management policies, particularly the management of financial risks, and also receives regular reports from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. Additionally, the Audit Committee reviews and approves the provision of services by our independent registered public accounting firm, as described under “Proposal 3. Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2020” below, under the caption “All Other Fees”, to ensure such services are compatible with maintaining the independence of the independent registered public accounting firm. In discharging its duties, the Audit Committee:

•	Appoints, compensates, retains and oversees the work of the independent registered public accounting firm;

•	Reviews and approves the scope of the annual audit and the independent registered public accounting firm’s fees;

•	Meets independently with our internal finance and audit staff, our independent registered public accounting firm and our senior management; and

•

Consults with our independent registered public accounting firm with regard to the plan of audit, the results of the audit and the audit report and confers with the independent registered public accounting firm regarding the adequacy of internal accounting controls.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial and strategic risks. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our corporate governance documents, is critical to the determination of the types and appropriate levels of risk the Company undertakes. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Corporate Governance and Nominating Committee oversees the management of risks associated with the composition of the Board of Directors and other types of corporate governance risks within its area of responsibility. The Audit Committee oversees the Company’s risk assessment and management policies, particularly the management of financial risks and also receives regular reports from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. The Audit Committee also oversees risks related to cybersecurity. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through the committee reports regarding such risks. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Board of Directors believes the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and, therefore, do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

Risk Assessment of Compensation Programs

We have reviewed our compensation programs across the Company to determine whether they encourage unnecessary or excessive risk taking, and we have concluded that they do not.

In particular, as to our compensation arrangements for our NEOs, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that our executive compensation arrangements do not encourage unnecessary or excessive risk taking for several reasons. First, the base salaries of our NEOs are fixed in amount and thus do not encourage risk taking. Second, while our annual incentive program focuses on achievement of short-term or annual goals and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the annual incentive program is only one component of our overall compensation program and balanced by the focus of our long-term incentive awards on driving longer-term stockholder gains. Third, the Compensation Committee retains authority to exercise its discretion in determining the amount to award under the qualitative component of our NEO annual incentive program based on its subjective assessment of the Company’s performance, the executive’s individual performance, and any other factors the Compensation Committee may consider — including exposure to risk and risk management. Fourth, annual incentive awards are capped pursuant to our plan so that our NEOs are not able to achieve unlimited reward for taking significant risk. The Compensation Committee believes that the annual incentive program appropriately balances risk and the desire to focus executives on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking over a short or long term measure.

In addition, a significant portion of the compensation provided to our NEOs is in the form of stock options that are important to help further align each executive’s interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to our stock price, and since awards are generally granted on an annual basis and subject to long-term vesting schedules to help ensure that NEOs always have significant compensation opportunities tied to long-term stock price performance.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Corporate Governance Guidelines.    Our Board has adopted Corporate Governance Guidelines, which direct our Board’s actions with respect to, among other things, the Board’s responsibilities, Board composition and selection of directors, Board meetings, the Board’s standing committees and procedures for appointing members of these committees, stockholder communications with the Board, Board compensation, conduct and ethics standards for directors, and indemnification of directors. A current copy of our Corporate Governance Guidelines is posted on the Investor Relations — Corporate Governance section of our website at https://ir.rgp.com/corporate-governance.

Code of Business Conduct and Ethics.    The Company has also adopted a Code of Business Conduct and Ethics that applies to everyone in the Company, including all of its directors, executive officers and employees. A current copy of our Code of Business Conduct and Ethics is posted on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance. In addition, waivers from, and amendments to, our Code of Business Conduct and Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, will be timely posted on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance to the extent required by applicable SEC and Nasdaq rules.

Board Evaluation Process

The Board annually conducts a self-evaluation to determine whether it and its Committees are functioning effectively. This review is overseen by the Corporate Governance and Nominating Committee.

Communications with the Board

Our Board of Directors provides a process for stockholders to send communications to the Board of Directors, to individual directors or to groups of directors, including non-management directors as a group. Communications should be sent to the Company’s corporate headquarters at 17101 Armstrong Avenue, Irvine, CA 92614, addressed to the attention of the specific group or individual or, if the communication is intended for all non-management directors, to the Chairperson of the Corporate Governance and Nominating Committee, the Chairperson of the Compensation Committee or the Chairperson of the Audit Committee and marked “Confidential, Intended for Recipient’s Review Only.” Upon receipt of any such communication, the material is forwarded directly to the addressee. If the communication is not directed to a specific individual, the material is forwarded to the Chairperson of the Audit Committee who reviews the content to determine its relevance and appropriate audience. The Company also maintains a Corporate Integrity Hotline, monitored by the Chairperson of the Audit Committee, so that any employee, stockholder or other interested party may use this vehicle to anonymously report problems or concerns involving ethical or compliance violations or complaints regarding accounting, internal accounting controls or auditing matters. Information about the hotline is posted on the Investor Relations, Corporate Governance page of our website at https://ir.rgp.com/corporate-governance. The toll free number for the Corporate Integrity Hotline is (866) 588-5733.

DIRECTOR COMPENSATION

Under our director compensation policy, annual compensation for the members of our Board of Directors who are not employed by us or any of our subsidiaries (referred to herein as a “non-employee directors”) consists of an annual cash retainer, an additional cash retainer for non-employee directors serving in certain positions as described below, and an annual equity award. In the case of a non-employee director who is newly elected or appointed to our Board of Directors, such director is eligible to receive a prorated cash retainer and an equity award, with the proration based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director. Our Board of Directors reserves the right to modify the director compensation policy from time to time.

Cash Compensation

Pursuant to the terms of our director compensation policy, each non-employee director then in office receives an annual cash retainer (“Annual Board Retainer”) and an additional cash retainer for holding certain positions (“Additional Retainers”). The following table sets forth the schedule of Annual Board Retainer and Additional Retainers as in effect during fiscal 2019:

Type of Fee	Dollar Amount

Annual Board Retainer	$50,000

Additional Annual Retainer for Chairman of the Board	$250,000

Additional Annual Lead Independent Director Retainer	$15,000

Additional Retainer for Audit Committee Chairperson	$20,000

Additional Retainer for Compensation Committee Chairperson	$15,000

Additional Retainer for Corporate Governance and Nominating Committee Chairperson	$10,000

Additional Retainer for Service on the Audit Committee	$5,000

Additional Retainer for Service on the Compensation Committee	$5,000

Additional Retainer for Service on the Corporate Governance and Nominating Committee	$2,500

Each such retainer is paid at the start of each calendar year, and as a result, covers different fiscal years. Newly elected or appointed non-employee directors will receive a pro rata portion of the Annual Board Retainer and any applicable Additional Retainers, with the proration based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director or held the particular position, as the case may be. Non-employee directors are also generally reimbursed for out-of-pocket expenses they incur serving as directors.

Equity Compensation

Annual Equity Award	restricted stock (or cash, as described below) with a fair value of $100,000 on the grant date

New Director Award	pro rata portion of Annual Equity Award

Annual Equity Awards for Continuing Board Members

On the first trading day of each calendar year, each non-employee director then in office will automatically be granted an award of restricted stock (or, as discussed below, restricted stock units) with respect to shares of the Company’s common stock with a grant value of approximately $100,000 (the “Annual Equity Award”). The number of shares of the Company’s common stock subject to such restricted stock (or restricted stock unit) award will be determined by dividing the Annual Equity Award grant value of $100,000 by the per-share closing price of the Company’s common stock on the date of grant and rounding down to the nearest whole share. Directors who own Company stock in excess of ten times the applicable guideline level under our stock ownership guidelines, set forth below under “Compensation Discussion and Analysis — Stock Ownership Guidelines for Directors”, are permitted to elect a vested cash payment in lieu of the annual equity award. In fiscal 2019, Mr. Murray elected to receive cash in lieu of his annual equity award.

Initial Equity Awards for New Directors

Each newly elected or appointed non-employee director is granted an initial award of restricted stock (or, as discussed below, restricted stock units) on joining the Board of Directors. The number of shares subject to such restricted stock (or restricted stock unit) award will be determined by dividing the Annual Equity Award grant value of $100,000 (pro-rated based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director) by the per-share-closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).

An employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a non-employee director will be eligible for an initial equity award grant, and will also be eligible for cash compensation and annual equity awards on the same basis as other non-employee directors, as described above.

Provisions Applicable to All Non-Employee Director Equity Awards

For fiscal 2019, each equity award granted to the non-employee directors was made under and subject to the terms and conditions of the Company’s 2014 Plan. Non-employee director equity awards will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to the 2014 Plan. Each award will vest in equal annual installments over the four-year period following the grant date. Non-employee directors are also entitled to cash dividend and stockholder voting rights with respect to outstanding and unvested restricted stock awards.

Restricted stock and restricted stock unit awards are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director of the Company for any reason. However, in the event the non-employee director ceases to serve as a director due to his or her mandatory retirement as may be required pursuant to the Company’s retirement policy as then in effect for members of the Board, each restricted stock and restricted stock unit award held by the director that is then outstanding and otherwise unvested will generally become immediately vested and nonforfeitable. Restricted stock and restricted stock unit awards granted to non-employee directors, to the extent then outstanding and unvested, will become fully vested and nonforfeitable in the event of a change in control event.

Directors Deferred Compensation Plan

Our non-employee directors may elect, pursuant to our Directors Deferred Compensation Plan, to defer payment of all or a portion of their compensation for service on the Board.

In the case of a deferral of an equity award, the non-employee director is granted restricted stock units in lieu of restricted stock. Restricted stock units granted in lieu of a restricted stock award are subject to the four-year vesting requirement noted above.

In the case of a deferral of cash compensation, the director receives a number of restricted stock units equal to (1) the amount of the cash compensation being deferred, divided by the per-share closing price of a share of our common stock on the date that the cash compensation would have been paid but for the deferral. Restricted stock units credited in lieu of cash compensation are fully vested.

Restricted stock units credited with respect to deferrals by non-employee directors (“deferred stock units”) cannot be voted or sold. Deferred stock units accrue dividend equivalents, credited in the form of additional stock units, if and when dividends are paid on our common stock. The dividend equivalent stock units are subject to the same vesting and payment terms as the stock units to which they relate. Deferred stock units generally become payable, in a lump sum or a series of installment payments as elected by the director, when the director no longer serves on the Board. Deferred stock units are settled in cash, based on the value of a share of common stock at the time of payment.

All non-employee directors, other than Ms. Shih and Messrs. Cherbak and Pisano, elected to defer their equity award for the 2019 plan year. None of the directors elected to defer their cash compensation for the 2019 plan year.

On August 12, 2019, the Company entered into a consulting agreement with Mr. Cherbak to assist Ms. Ryu in connection with her transition into the role of interim Chief Financial Officer.    The consulting agreement provides for Mr. Cherbak to render services for up to 20 hours per week for a period of one year. The Company agreed to pay Mr. Cherbak $300 per hour for his consulting services. Mr. Cherbak will also continue to be compensated as a non-employee director.

DIRECTOR COMPENSATION — FISCAL 2019

The following table presents information regarding the compensation paid for fiscal 2019 to our non-employee directors. The compensation paid to Ms. Duchene, our President and Chief Executive Officer is presented below in the “Executive Compensation Tables for Fiscal 2019 — Summary Compensation Table — Fiscal 2017 — 2019” and the related explanatory tables. Ms. Duchene did not receive separate compensation for her service on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)

Donald B. Murray(3)	400,000	0	0	0	400,000

Anthony Cherbak	50,000	100,003	0	0	150,003

Susan Crawford	52,500	100,003	0	0	152,503

Neil Dimick	75,000	100,003	0	0	175,003

Robert Kistinger	57,500	100,003	0	0	157,503

Marco von Maltzan	55,000	100,003	0	0	155,003

A. Robert Pisano	80,000	100,003	0	0	180,003

Jolene Sarkis	65,000	100,003	0	0	165,003

Anne Shih	52,500	100,003	0	0	152,503

Michael Wargotz	60,000	100,003	0	0	160,003

(1)

The amounts reported in column (c) of the table above reflect the fair value on the grant date of the restricted stock (or restricted stock unit) award granted to our non-employee directors during fiscal 2019, as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 11 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 25, 2019.

(2)

As described above, on January 2, 2019, each of our continuing non-employee directors then serving on the Board was granted an award of 7179 shares of restricted stock, or a grant of restricted stock units if they chose to defer the equity portion of their compensation, with the exception of Mr. Murray who elected to receive cash in lieu of his annual restricted stock. Each such continuing non-employee director’s restricted stock (or restricted stock unit) award had a fair value for financial statement reporting purposes equal to $100,003 on the grant date (7,179 shares * $13.93 stock price). See footnote (1) above for the assumptions used to value these awards. The cash paid to Mr. Murray in lieu of his annual equity award is included as part of his cash fees reflected in column (b) of the table above.

(3)

Mr. Murray’s fees earned listed in this table reflect the director retainer fees to which he was entitled that were paid in January 2019 for Board service through calendar 2019 and cash in lieu of his annual restricted stock as set forth in footnote 2 (equaling $400,000).

Aggregate Outstanding Equity Awards

The following table presents the aggregate number of outstanding unexercised options to acquire shares of Company common stock, number of unvested shares of Company restricted stock and unvested Company restricted stock units, and number of vested Company deferred stock units, held by each of our non-employee directors as of May 25, 2019.

Director	Number of Options Outstanding	Number of Shares of Unvested Restricted Stock and Unvested Restricted Stock Units

Donald B. Murray	440,000	0

Anthony Cherbak	480,000	7179

Susan Crawford	5,328	16,121

Neil Dimick	3,000	16,121

Robert Kistinger	3,000	16,121

Marco von Maltzan	0	9,949

A. Robert Pisano	5,328	16,121

Jolene Sarkis	3,000	16,121

Anne Shih	3,000	16,121

Michael Wargotz	3,000	16,121

Stock Ownership Guidelines for Directors

We maintain Stock Ownership Guidelines for the non-employee members of the Board of Directors. Please see “Compensation Discussion and Analysis — Stock Ownership Guidelines for NEOs” below for information on the guidelines applicable to our executive officers.

All of our non-employee directors should own Company common stock equal in value to the lesser of two times the annual board retainer or 10,000 shares. Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:

•	Shares of common stock beneficially held, either directly or indirectly;

•	Restricted stock issued and held whether vested or unvested;

•	Restricted stock units, whether vested or unvested, as well as deferred stock units; and

•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All individuals covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or change in retainer, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. The Company’s Stock Ownership Guidelines are available on the Investor Relations — Corporate Governance page of the Company’s website at https://ir.rgp.com/corporate-governance.

As shown in the table below, each of our non-employee directors (other than Mr. von Maltzan who joined the Board in 2018 and still has time to satisfy the guidelines) currently meets both the minimum share ownership and dollar amount guidelines (even though only one of the guidelines must be met).

Non-Employee Director Stock Ownership Status

Guideline	10,000 Shares	$100,000
	Qualifying Shares Held(1)	Value as of the Record Date(2)

Donald B. Murray	1,210,304	$19,764,264

Anthony Cherbak	46,879	$765,534

Susan Crawford	48,841	$797,573

Neil Dimick	48,841	$797,573

Robert Kistinger	48,841	$797,573

Marco von Maltzan	9,949	$162,467

A. Robert Pisano	67,309	$1,099,156

Jolene Sarkis	48,841	$797,573

Anne Shih	54,841	$895,554

Michael Wargotz	48,841	$797,573

(1)	Represents the Qualifying Shares held by the director on August 23, 2019.

(2)	Determined by multiplying the number of Qualifying Shares held by the director on August 23, 2019 by the closing price for a share of Company common stock on that date ($16.33).

POLICY REGARDING TREATMENT OF RELATED PARTY TRANSACTIONS

The Company’s policies and procedures for the review, approval or ratification of related-party transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K are set forth in the written charter of the Audit Committee. Pursuant to its charter, the Audit Committee must review and approve all proposed related-person transactions that are subject to disclosure pursuant to Item 404 of SEC Regulation S-K before the Company is permitted to enter into any such transaction. In fiscal 2019, there were no reportable related-party transactions under Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of August 23, 2019, for:

•	each person known by the Company who beneficially owns more than five percent of the common stock of the Company;

•	each of our directors;

•	each NEO named in the Summary Compensation Table; and

•	all current directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated

by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise indicated below, the percentage of beneficial ownership is based on 31,970,213 shares of the Company’s common stock outstanding as of August 23, 2019.

Directors and Named Executive Officers	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**

Donald B. Murray(1)	1,650,304	5.62%

Anthony Cherbak(2)	526,879	*

Kate W. Duchene(3)	499,064	*

Timothy L. Brackney(4)	157,095	*

John D. Bower(5)	93,905	*

A. Robert Pisano(6)	72,637	*

Anne Shih(7)	57,841	*

Susan Crawford(8)	54,169	*

Neil Dimick(9)	51,841	*

Robert Kistinger(10)	51,841	*

Jolene Sarkis(11)	51,841	*

Michael Wargotz(12)	51,841	*

Herbert M. Mueller(13)	37,156	*

Marco von Maltzan	9,949	*

Executive Officers and Directors as a group (13 persons)(14)	3,366,363	10.5%

5% Stockholders	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**

BlackRock Inc.(15)	4,646,849	14.6%

The Vanguard Group(16)	3,222,435	10.15%

Dimensional Fund Advisors LP(17)	2,570,140	8.15%

*	Represents less than 1%.

**

We determine beneficial ownership in accordance with the rules of the SEC. We deem shares subject to options that are currently exercisable or exercisable within 60 days after August 23, 2019, as outstanding for purposes of computing the share amount and the percentage ownership of the person(s) holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. For those listed in the 5% Stockholders section of the table, we have reflected the percentage ownership as provided in the filing.

(1)

Includes 1,210,304 shares beneficially owned by Mr. Murray in The Murray Family Trust, Donald B. Murray and Carol E. Murray, Trustees; Murray Family Income Trust, Donald B. Murray and Carol E. Murray, Trustees. Donald B. Murray and Carol E. Murray share voting and investment power over the shares held in these trusts. Also includes 440,000 shares of common stock subject to options exercisable within 60 days of August 23, 2019.

(2)

Includes 45,679 shares beneficially owned by Mr. Cherbak in The Cherbak Family Trust, Anthony C. Cherbak and Debra L. Cherbak Trustees and 1,200 shares owned by Mr. Cherbak as custodian of a child’s account. Mr. Cherbak has sole voting and investment power over shares held in these trusts. Also includes 462,500 shares of common stock subject to options exercisable within 60 days of August 23, 2019.

(3)	Includes 305,250 shares of common stock subject to options exercisable within 60 days of August 23, 2019.

(4)	Includes 93,000 shares of common stock subject to options exercisable within 60 days of August 23, 2019.

(5)

Mr. Bower served as the Company’s Senior Vice President and Chief Accounting Officer until April 22, 2019, and retired from the Company effective as of May 18, 2019. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Bower with the SEC, adjusted to give effect to subsequent transactions through August 23, 2019 of which the Company is aware.

(6)

Includes 18,468 shares beneficially owned by Mr. Pisano in the Pisano Living Trust, Robert A. Pisano Trustee. Mr. Pisano has sole voting and investment power over shares held in the trust. Also includes 5,328 shares of common stock subject to options exercisable within 60 days of August 23, 2019.

(7)

Includes 6,000 shares beneficially owned and jointly held by Ms. Shih and her husband over which they share voting and investment power. Also includes 3,000 shares of common stock subject to options exercisable within 60 days of August 23, 2019.

(8)	Includes 5,328 shares of common stock subject to options exercisable within 60 days of August 23, 2019.

(9)	Includes 3,000 shares of common stock subject to options exercisable within 60 days of August 23, 2019.

(10)	Includes 3,000 shares of common stock subject to options exercisable within 60 days of August 23, 2019.

(11)	Includes 3,000 shares of common stock subject to options exercisable within 60 days of August 23, 2019.

(12)	Includes 3,000 shares of common stock subject to options exercisable within 60 days of August 23, 2019.

(13)

Mr. Mueller served as the Company’s Executive Vice President and Chief Financial Officer until August 14, 2019. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Mueller with the SEC prior to August 14, 2019, adjusted to give effect to subsequent transactions through August 23, 2019 of which the Company is aware.

(14)	Includes 1,326,406 shares of common stock subject to options exercisable within 60 days of August 23, 2019.

(15)

According to a Schedule 13G/A filed with the SEC on January 31, 2019, by BlackRock, Inc., as of December 31, 2018, BlackRock, Inc. has sole voting power with respect to 4,567,671 shares of common stock and sole dispositive power with respect to 4,646,849 shares of common stock. The subsidiaries of BlackRock, Inc. that hold shares of our common stock being reported are listed in the Schedule 13G/A. The address of BlackRock, Inc., as listed in the Schedule 13G/A, is 55 East 52nd Street, New York, NY 10055.

(16)

According to a Schedule 13G/A filed with the SEC on February 11, 2019, by The Vanguard Group, Inc., as of January 31, 2019, The Vanguard Group, Inc. has sole voting power with respect to 40,454 shares of common stock, shared voting power with respect to 16,800 shares of common stock, sole dispositive power with respect to 3,169,081 shares of common stock and shared dispositive power with respect to 53,354 shares of common stock. The subsidiaries of The Vanguard Group, Inc. that hold shares of our common stock being reported are listed in the Schedule 13G/A. The address of The Vanguard Group, Inc., as listed in the Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.

(17)

According to a Schedule 13G/A filed with the SEC on February 8, 2019, by Dimensional Fund Advisors LP, as of December 31, 2018, Dimensional Fund Advisors LP has sole voting power with respect to 2,443,641 shares of common stock, and sole dispositive power with respect to 2,570,140 shares of common stock. The address of Dimensional Fund Advisors LP, as listed in the Schedule 13G/A, is Building One, 6300 Bee Cave Road, Austin, TX 78746. As disclosed in the Schedule 13G/A, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In its role as investment advisor, sub-adviser and/or manager to certain Dimensional Funds, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of the Company’s common stock that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of the common stock of the Company held by the Dimensional Funds. However, all other shares of the Company’s common stock reported in the table above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such shares of the Company’s common stock.

DELINQUENT SECTION 16(a) REPORTS

Section 16 of the Exchange Act requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these executive officers, directors and 10% stockholders to file these reports by the required deadlines. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no report on Form 5 was required for such persons, we believe that, for the reporting period covering fiscal 2019, with the exception of a Form 3A filed by Mr. Brackney on August 27, 2019 to report the ownership of 100 shares of our common stock that was inadvertently omitted from his initial Form 3 filing, all executive officers and directors complied, on a timely basis, with all their reporting requirements under Section 16(a) for such fiscal year.

PROPOSAL 2. APPROVAL OF THE 2019 EMPLOYEE STOCK PURCHASE PLAN

General

At the 2019 Annual Meeting, stockholders will be asked to approve the Company’s 2019 Employee Stock Purchase Plan, or the 2019 ESPP which was approved, subject to stockholder approval, by the Board of Directors on June 29, 2019.

The 2019 ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code. It provides each of our eligible employees with an opportunity to purchase shares of the Company’s common stock at a discount through accumulated payroll deductions. The Board of Directors believes that maintaining an ESPP will help us retain and motivate eligible employees and will help further align the interests of eligible employees with those of our stockholders.

Key Features of our current stock purchase program are as follows:

•	Purchase price is 85% of the fair market value of the Company’s common stock on either the first or last day of the offering period, whichever is less;

•

Two six-month offering periods per calendar year with purchases on the last day of the Offering Period which shall commence, for the first Offering Period, on or about July 16, and will end the following January 15, and the second Offering Period that commences on or about January 16 and will end the following July 15;

•	The number of shares that would be authorized for issuance under the 2019 ESPP (1,825,000 shares) would be less than 5.7% of our shares of common stock outstanding as of August 23, 2019; and

•	Available to all employees with 90 days or more of continued employment.

We previously maintained the 2014 ESPP. The 2014 ESPP terminated on June 30, 2019 following the approval of the 2019 ESPP by the Board of Directors and the completion of the last offering period under the 2014 ESPP.

Summary Description of the 2019 Employee Stock Purchase Plan

The principal terms of the 2019 ESPP are summarized below. The following summary is qualified in its entirety by the full text of the 2019 ESPP, which has been filed as Annex A to the copy of this Proxy Statement that was filed electronically with the Securities and Exchange Commission and can be reviewed on the Securities and Exchange Commission’s website at www.sec.gov or on our website at www.rgp.com. A copy of the 2019 ESPP may also be obtained without charge by writing the Company’s General Counsel, Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Offering Periods and Purchase Dates.    Shares of the Company’s common stock are offered under the 2019 ESPP through a series of offering periods. Offering periods are generally six months in duration, but the administrator may provide in advance that a particular offering period will be of a different duration. However, an offering period may not be shorter than three months and may not be longer than 27 months. When an eligible employee elects to join an offering period, he or she agrees to contribute a portion of his or her compensation to the plan for that period. Amounts contributed to the 2019 ESPP constitute general corporate assets of the Company and may be used for any corporate purpose. On the last day of the offering period, all payroll deductions collected from the participant during that offering period are automatically applied to the purchase of the Company’s common stock, subject to certain limitations. The price paid for the purchase of a share of stock under the 2019 ESPP at the end of each offering period is generally 85% of the lower of (a) the fair market value of the Company’s common stock on the first trading day of that offering period or (b) the fair market value of the Company’s common stock on the last trading day of that offering period, provided that the administrator may establish another purchase price prior to an offering period by applying a discount amount, not to exceed 15%, to either (a) the fair market value of the Company’s common stock on the first trading day of that offering period or (b) the fair market value of the Company’s common stock on the last trading day of that offering period.

Participants in the 2019 ESPP generally may not accrue rights to purchase stock under all employee stock purchase plans (as described in Section 423 of the U.S. Internal Revenue Code) of the Company and its subsidiaries at a rate exceeding $25,000 (based on the fair market value of the stock at the beginning of the applicable offering period) for each calendar year in which the purchase right is outstanding.

Shares Available.    If stockholders approve the 2019 ESPP proposal, a maximum of 1,825,000 shares of the Company’s common stock may be delivered pursuant to the 2019 ESPP. This share limit is subject to customary adjustments in the case of stock splits, reorganizations, mergers and other similar unusual or extraordinary corporate events.

Eligibility and Participation.    All persons who are employed by the Company or designated subsidiaries at the start of an offering period, including officers and employee directors, who have been employed for at least 90 days, are generally eligible to participate in the 2019 ESPP for that offering period. An eligible employee may become a participant by completing a stock purchase agreement authorizing payroll deductions and filing it with the Company’s payroll office prior to the applicable enrollment date. Payroll deductions are generally limited to 15% of each participant’s compensation. A participant generally cannot purchase more than 3,000 shares of common stock under the 2019 ESPP with respect to any one offering period, provided that the administrator may adjust such limit prior to the start of an offering period, without stockholder approval. A participant generally may elect to terminate and/or withdraw his or her contributions during an offering period. Participation ends automatically on a participant’s termination of employment. If a participant’s participation in the 2019 ESPP terminates during an offering period, he or she will no longer be permitted to make contributions to the ESPP for that Offering Period and the contributions previously credited to his or her 2019 ESPP account generally will be refunded to the participant in cash. However, a participant’s termination from participation will not have any effect upon his or her ability to participate in any succeeding offering period, provided that the applicable eligibility and participation requirements are again then met. As of August 23, 2019, approximately 2,950 employees of the Company and its designated subsidiaries were eligible to participate in our 2019 ESPP.

No employee can participate in the 2019 ESPP if, after entering the offering period, he or she would be deemed to own stock of the Company possessing more than five percent of the total combined voting power of all of the Company’s outstanding stock.

Transfer Restrictions.    A participant’s rights with respect to purchase rights under the 2019 ESPP, as well as contributions credited to his or her 2019 ESPP account, may not be assigned, transferred, pledged or otherwise disposed of in any way except by will or the laws of descent and distribution.

Administration, Amendment and Termination of the Plan.    The 2019 ESPP is administered by the Board of Directors or by a committee appointed by the Board of Directors. Currently, the Compensation Committee of our Board of Directors administers the 2019 ESPP. Our Board of Directors may amend, modify or terminate the plan at any time and in any manner, and to construe and interpret the 2019 ESPP, provided that the existing rights of participants are not materially adversely affected thereby. The 2019 ESPP administrator also may, from time to time, without stockholder approval and without limiting our Board of Director’s amendment authority, designate those subsidiaries of the Company whose employees may participate in the 2019 ESPP and, subject only to certain limitations under the U.S. Internal Revenue Code, change the 2019 ESPP’s eligibility rules. Decisions of the 2019 ESPP administrator with respect to the 2019 ESPP are final and binding on all persons. Stockholder approval for any amendment will only be required to the extent necessary to meet the requirements of Section 423 of the Internal Revenue Code or to the extent otherwise required by law. If stockholders approve the 2019 ESPP and unless previously terminated by our Board of Directors, no new offering periods will commence on or after July 16, 2029, or, if earlier, when no shares remain available for options under the 2019 ESPP.

Federal Income Tax Consequences of the ESPP

Following is a general summary of the current federal income tax principles applicable to the 2019 ESPP. The following summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences.

The 2019 ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code. Participant contributions to the 2019 ESPP are made on an after-tax basis. That is, a participant’s contributions are deducted from compensation that is taxable to the participant and for which the Company is generally entitled to a tax deduction.

Generally, no taxable income is recognized by a participant with respect to either the grant or exercise of his or her option under the 2019 ESPP. The Company will have no tax deduction with respect to either of those events. A participant will generally recognize income (or loss) only upon a sale or disposition of any shares that the participant acquires under the 2019 ESPP. The particular tax consequences of a sale of shares acquired under the 2019 ESPP depend on whether the participant has held the shares for a “Required Holding Period” before selling or disposing of the shares. The Required Holding Period starts on the date that the participant acquires the shares under the 2019 ESPP and ends on the later of (1) two years after the first day of the offering period in which the participant acquired the shares, or (2) one year after the purchase date on which the participant acquired the shares.

If the participant holds the shares for the Required Holding Period and then sells the shares at a price in excess of the purchase price paid for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of (1) the amount by which the fair market value of the shares on the first day of the offering period in which the participant acquired the shares exceeded the purchase price of the shares, or (2) the gain on the sale of the shares. Any portion of the participant’s gain on the sale of the shares not taxed as ordinary income will be taxed as long-term capital gain. If the participant holds the shares for the Required Holding Period and then sells the shares at a price less than the purchase price paid for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. The Company will not be entitled to a tax deduction with respect to any shares held by the participant for the Required Holding Period, regardless of whether the shares are eventually sold at a gain or a loss.

The participant has a “Disqualifying Disposition” if the participant disposes of the shares before the participant has held the shares for the Required Holding Period. If the participant sells the shares in a Disqualifying Disposition, the participant will realize ordinary income in an amount equal to the difference between the fair market value of the shares on the date on which the participant acquired the shares and the purchase price paid for the shares, and the Company generally will be entitled to a corresponding tax deduction. In addition, if the participant makes a Disqualifying Disposition of the shares at a price in excess of the fair market value of the shares on the purchase date, the participant will realize capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the purchase date. Alternatively, if the participant makes a Disqualifying Disposition of the shares at a price less than the fair market value of the shares on the purchase date, the participant will realize a capital loss in an amount equal to the difference between the fair market value of the shares on the purchase date and the selling price of the shares. The Company will not be entitled to a tax deduction with respect to any capital gain realized by the participant.

Specific Benefits Under the 2019 ESPP

Participation in the 2019 ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the 2019 ESPP are not determinable. If the 2019 ESPP had been in effect for fiscal 2019, we do not expect that the number of shares purchased by participants in the plan during that year would have been materially different than the number of shares purchased under the 2014 ESPP. For the six-month offering periods ending in June 2019 and December 2018, the number of shares of common stock purchased under the 2014 ESPP was 215,379 and 192,293, respectively. However, because benefits under the 2019 ESPP may change based on any number of variables, including, without limitation, the fair market value of the Company’s common shares at various future dates, the number of our employees who elect to participate in the 2019 ESPP, and the amount employees elect to contribute, it is not possible to determine the benefits that will be received by employees if the proposed 2019 ESPP is approved by the stockholders. The closing market price for a share of the Company’s common stock as of August 23, 2019 was $16.33 per share.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for the Company’s compensation plans under which equity securities of the Company are authorized for issuance, the number of shares of the Company’s common stock subject to outstanding options, warrants, and rights, the weighted-average exercise price of outstanding options, warrants, and rights, and the number of shares remaining available for future award grants as of May 25, 2019:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column(a)
	(a)		(b)		(c)

Equity compensation plans approved by security holders	6,028,841	(1)	$15.95	(2)	1,816,514	(3)

Equity compensation plans not approved by security holders	—		—		—

Total	6,028,841		$15.95		1,816,514

(1)

This amount includes 6,028,841 shares of our common stock subject to stock options outstanding of 3,706,343 under our 2014 Performance Incentive Plan and 2,322,498 shares of our common stock under our 2004 Performance Incentive Plan but does not include 158,926 shares of our common stock issued and outstanding pursuant to unvested restricted stock awards under our 2014 Performance Incentive Plan.

(2)

This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of outstanding restricted stock awards issued under our 2014 Performance Incentive Plan.

(3)

Consists of 221,480 shares available for issuance under the Company’s 2014 ESPP and 1,595,034 shares available for issuance under the Company’s 2014 Performance Incentive Plan. Shares available under the 2014 Performance Incentive Plan generally may be used for any type of award authorized under that plan including stock options, restricted stock, stock bonuses, performance stock, stock units, phantom stock and other forms of awards granted or denominated in the Company’s common stock. The 2014 ESPP terminated on June 30, 2019 following the approval of the 2019 ESPP by the Board of Directors and the completion of the last offering period under the 2014 ESPP.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required for approval of the 2019 ESPP. The Board of Directors believes that approval of the 2019 ESPP will promote the interests of the Company and its stockholders and continue to enable the Company to attract, retain and award persons important to its success.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE THE 2019 EMPLOYEE STOCK PURCHASE PLAN AS DESCRIBED ABOVE.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR FISCAL YEAR 2020

The Audit Committee of the Board of Directors has appointed the accounting firm of RSM US LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the Company’s financial statements for fiscal year 2020. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

A representative of RSM US LLP will be available at the Annual Meeting to answer any appropriate questions concerning the independent registered public accounting firm’s areas of responsibility, and will have an opportunity to make a statement if he or she desires to do so.

Fees

The following table shows information about RSM US LLP’s fees for services provided to the Company in fiscal year 2019 and 2018.

	2019	2018

Audit Fees	$884,300	$908,400

Audit Related Fees	$304,800	$217,500

Tax Fees(1)	$8,600	$10,300

All Other Fees	$0	$0

(1)	Tax Fees include global compliance and reporting for our tax return and information-reporting requirements.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Registered Public Accounting Firm

As set forth in its charter, the Audit Committee has the sole authority to review in advance, and grant any appropriate pre-approval of: (1) all auditing services to be provided by the independent registered public accounting firm and (2) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. In fiscal 2019 and 2018, all fees of RSM US LLP were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2020.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

To the Board of Directors of Resources Connection, Inc.:

As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities fall into three categories:

•

first, the Audit Committee is responsible for overseeing the preparation of and reviewing the quarterly and annual financial reports prepared by the Company’s management, including discussions with management and the Company’s outside independent registered public accounting firm regarding significant accounting and reporting matters;

•

second, the Audit Committee is responsible for the engagement, compensation, retention and oversight of all of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting), as well as determining whether the outside registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence); and

•	third, the Audit Committee oversees management’s implementation of effective systems of internal controls.

The Audit Committee has reviewed and discussed with the Company’s management and its independent registered public accounting firm, RSM US LLP, the Company’s audited financial statements for the year ended May 25, 2019, known as the Audited Financial Statements. Management advised the Audit Committee that the Audited Financial Statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee discussed with RSM US LLP the matters required by PCAOB Auditing Standard 1301 (previously Auditing Standard No. 16), Communications with Audit Committees.

The Audit Committee also has received and reviewed the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with that firm its independence from the Company. The Audit Committee also discussed with the Company’s management and RSM US LLP such other matters, and received such assurances from that firm, as the Audit Committee deemed appropriate.

Management is responsible for the Company’s internal controls and the financial reporting process. RSM US LLP is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

Based on the foregoing review and discussions and a review of the reports of RSM US LLP with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 25, 2019.

THE AUDIT COMMITTEE

Neil Dimick, Chairperson

Robert Kistinger

Marco von Maltzan

Michael Wargotz

EXECUTIVE COMPENSATION

The following discussion of named executive officer compensation contains descriptions of various employment-related agreements and employee compensation plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the agreements and plans that we have filed as exhibits to our Annual Report on Form 10-K for the year ended May 25, 2019 filed with the SEC on July 19, 2019.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy, explains the objectives of our compensation programs and sets forth the elements of the compensation paid or awarded to, or earned by our Chief Executive Officer and the other NEOs identified in the Summary Compensation Table — Fiscal Years 2017-2019. This CD&A also provides the Company’s analysis of these policies and decisions.

The Company’s NEOs for fiscal 2019 were:

Name	Age	Position

Kate W. Duchene	56	Chief Executive Officer and President

Herbert M. Mueller	62	Former Chief Financial Officer and Executive Vice President (separated from employment in August 2019)

Timothy L. Brackney	47	Chief Operating Officer and President (promoted in April 2019)

John D. Bower	58	Former Senior Vice President and Chief Accounting Officer (retired as Senior Vice President and Chief Accounting Officer in April 2019 and retired from the Company in May 2019)

Fiscal 2019 Executive Summary

The Compensation Committee is responsible for setting the compensation of the NEOs. In determining elements of compensation for fiscal 2019 for our NEOs, the Compensation Committee considered the Company’s business results as discussed in more detail in this CD&A. The following are certain highlights of our business results for fiscal 2019:

•	We achieved revenue of $729.0 million;

•	We generated $31.5 million in net income;

•	We achieved Adjusted EBITDA of $64.6 million(1);

•	We achieved an Adjusted EBITDA Margin of 8.9%(2);

•	We generated diluted earnings per share of $0.98 for fiscal 2019;

•	We generated $43.6 million in cash flow from operations;

(1)

See page 20 of Resources Connection, Inc.’s Annual Report on Form 10-K, filed with the SEC on July 19, 2019, for a discussion of the adjustments made and a reconciliation of those adjustments to net income (loss), the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.

(2)	Adjusted EBITDA Margin is Adjusted EBITDA divided by revenue.

•	We returned $46 million to stockholders in fiscal 2019 through the Company’s dividend program and the repurchase of 1.8 million shares of common stock through our share repurchase program;

•	We retained 49 of our top 50 clients from fiscal 2018 in fiscal 2019; and

•	We ended fiscal 2019 with $43.0 million in cash and cash equivalents.

Highlights of the executive compensation program for fiscal 2019 include:

•

Base Salaries.    Base salaries for our President and Chief Executive Officer, our Executive Vice-President and Chief Financial Officer, and our Senior Vice President and Chief Accounting Officer did not change in fiscal 2019. We appointed a Chief Operating Officer during fiscal 2019 whose base salary was set at $500,000.

•

Annual Incentives.    Our NEOs identified in the Summary Compensation Table — Fiscal Years 2017-2019 included herein participated in our Executive Incentive Plan (“EIP”) for fiscal 2019. The EIP reflects a pay for performance culture. No incentive compensation is earned under the EIP unless the Company achieves a threshold level of financial performance. For fiscal 2019, the threshold level of financial performance under the EIP was the achievement of 6.5% Adjusted EBITDA performance, which the Company achieved. In fiscal 2019, the Company achieved 101.0% of our revenue and 98.5% of our Adjusted EBITDA margin goals established for the quantitative elements of the EIP. Our NEOs also achieved the majority of their EIP qualitative goals designated for fiscal 2019. Accordingly, the Compensation Committee awarded our NEOs annual cash incentives under the EIP for fiscal 2019 as follows:

•	Ms. Duchene was awarded a total annual incentive of $791,171, representing 97.1% of her maximum award opportunity or 98.7% of her target annual incentive opportunity;

•	Mr. Mueller was awarded a total annual incentive of $349,777, representing 90.7% of his maximum award opportunity or 95.7% of his target annual incentive opportunity;

•	Mr. Brackney was awarded a total annual incentive of $363,795, representing 96.8% of his maximum award opportunity or 98.5% of his target annual incentive opportunity;

•

Mr. Bower was awarded a total annual incentive of $235,055, representing 80.5% of his maximum award opportunity or 91.0% of his target annual incentive opportunity (which was a prorated amount based on the portion of the year he was employed by the Company though his retirement effective as of May 18, 2019).

•

Long-Term Incentives.    In fiscal 2019, the Compensation Committee approved equity incentives, in the form of stock options, to our NEOs. Stock options have value only if our stock price increases after the date the option is granted, thereby further aligning the interest of participating NEOs with those of our stockholders. These awards were made pursuant to our 2014 Plan and include a four-year vesting period. No other long-term incentive awards were granted to our NEOs in fiscal 2019.

•

Stock Ownership Guidelines.    To help focus our NEOs on long-term stockholder value, we maintain guidelines requiring our NEOs to own a significant amount of the Company’s stock. See “Stock Ownership Guidelines for NEOs” below.

Compensation Governance

The Board appoints each executive officer of the Company. The Compensation Committee has responsibility for setting the compensation of our NEOs. The Compensation

Committee has sole authority to determine the compensation of our Chief Executive Officer. In setting the compensation of the NEOs other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. See “Board of Directors — Compensation Committee” above for a discussion of the powers and responsibilities of the Compensation Committee and the role that our President and Chief Executive Officer plays in compensation decisions. Except as otherwise noted in this CD&A, the Compensation Committee’s decisions are subjective and the result of its business judgment, which is informed by the experiences of the members of the Compensation Committee.

Compensation Philosophy

Our compensation philosophy is to deliver NEO compensation that will allow us to attract and retain highly qualified executives while maintaining a strong relationship between executive pay and Company performance. In a professional services business, we believe talent is the Company’s “critical” asset. The Company must maintain a compensation program that allows us to compete against public and private firms for exceptional talent around the globe utilizing an appropriate mix of cash and equity reward elements. In structuring our current executive compensation programs, we are guided by the following principles:

•

“At Risk” Compensation/Pay for Performance.    A significant portion of each executive’s compensation should be “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

•

Competitive Compensation.    The Company’s executive compensation programs should provide a fair and competitive compensation opportunity that enables us to attract and retain superior executive talent in the global market.

•

Alignment with Stockholder Interests.    Executive compensation should be structured to include variable elements that link executives’ financial reward to stockholder return, and executive stock ownership should be encouraged.

We have implemented this pay for performance philosophy through the following program design.

Compensation Program Design

While embracing the Company’s compensation philosophy, the Compensation Committee has designed the executive compensation programs to achieve the following objectives: (1) serve to reinforce the Company’s goals and business objectives, with an eye toward longer-term prosperity and success; (2) pay for performance in a manner that supports growth and innovation without encouraging excessive risk; (3) align the interests of management and stockholders by weighting a significant portion of total reward opportunities on long-term performance awards; (4) allow the Company to attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable elements; and (5) appreciate the culture of the Company in recognizing and supporting outstanding team-based performance and behaviors that demonstrate our core values. As described in more detail below, the material elements of our current executive compensation programs for NEOs include a base salary; an annual, cash-based incentive compensation opportunity; a long-term equity incentive opportunity and potential severance, and other benefits payable in connection with a termination of employment or change in control. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below:

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	• Attract, motivate, reward and retain high-caliber talent

Annual Cash-Based Incentive Compensation Opportunity	• Directly link pay to performance • Incentivize creation of stockholder value • Attract, motivate, reward and retain high-caliber talent

Long-Term Equity Incentives	• Incentivize creation of stockholder value • Directly link pay to performance • Attract, motivate, reward and retain high-caliber talent

Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	• Attract, motivate, reward and retain high-caliber talent

Use of Compensation Consultant

During fiscal 2019, the Compensation Committee did not engage an independent compensation consultant. Pursuant to its charter, the Compensation Committee has the authority in its sole discretion to retain an independent consultant as it deems appropriate and necessary. The Compensation Committee did not make significant changes to the compensation program design during the fiscal year and, therefore, determined it was not in the best interests of the Company, nor necessary, to incur the additional costs of engaging such services for fiscal 2019. However, in order to assist the Compensation Committee in conducting its annual review of peer group and other relevant data, the Company subscribed to the services of Equilar’s Insight Data Platform, a web-based provider of executive compensation benchmarking, data and analytics. The data included executive compensation information for comparable executives at the companies noted in “Use of Peer Group Data” below. The Compensation Committee used this data generally as background information to assist in its decision making process.

Use of Peer Group Data

The individual compensation elements of our program are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our comparative peer group.

In fiscal 2019, as is its annual practice, the Compensation Committee reviewed the composition of the Company’s peer group to help ensure its alignment with the Company’s size, practice areas, business model delivery and geographic reach. The Compensation Committee reviews the composition of the peer group each year and approves any change to the peer group. After a review of both our peers in the marketplace and those that major advisory firms, such as ISS, include in our services sector peer group, the Compensation Committee determined that all the companies that constituted our peer group for our fiscal 2018 executive compensation decisions would be the same for our fiscal 2019 executive compensation decisions. For fiscal 2019, the peer group consisted of the following ten professional services companies and we believe it reflects the competitive landscape in which the Company operates and competes for talent.

Peer Group Companies

CBIZ, Inc.	CRA International, Inc.	FTI Consulting, Inc.

Heidrick & Struggles International, Inc.	Hudson Global, Inc.	Huron Consulting Group Inc.

ICF International, Inc	Kforce, Inc.	Korn/Ferry International

Navigant Consulting, Inc.

The chart below contains information on revenues, market capitalization and employee head count for our named peer group.(1)

Company Name	Performance Data Date	Annual Revenue ($MM)	Market Cap ($MM)	Number Of Employees

CBIZ, Inc.	12/31/18	922.0	1,259.8	4,800

CRA International, Inc.	12/31/18	417.6	328.1	540

FTI Consulting, Inc.	12/31/18	2,027.9	3,903.3	4,718

Heidrick & Struggles International, Inc.	12/31/18	735.7	536.6	1,611

Hudson Global, Inc.	12/31/18	66.9	36.0	350

Huron Consulting Group Inc.	12/31/18	878.0	1,301.6	2,818

ICF International, Inc.	12/31/18	1,338.0	1,556.7	5,500

Kforce, Inc.	12/31/18	1,418.4	798.3	2,800

Korn/Ferry International	4/30/19	1,974.0	2,217.0	8,678

Navigant Consulting, Inc.	12/31/18	743.6	1,076.7	5,345

Resources Connection, Inc.	5/25/19	729.0	491.5	3,896

(1)

The information contained in the chart was obtained from Equilar and based on each peer group company’s public filings. Annual revenues are presented for each peer company for the fiscal year ended as of the performance data date indicated above. Market capitalization information is presented based on the closing trading price for each company’s common stock at its fiscal year-end as of the performance data date indicated above.

In addition to the peer group data, the Compensation Committee also reviews summary statistical information from survey data about general industry practices in private companies and partnerships with which we compete for talent. In reviewing this information, the Compensation Committee does not focus on any one company included in the surveys to make its decisions.

Our compensation evaluation process generally involves comparing the base salaries, annual incentive compensation opportunities, total cash compensation and long-term equity incentive opportunities provided to our NEOs to similar compensation opportunities provided to comparable executives at our peer group companies. Although these benchmarks and other survey data represent useful background, the Compensation Committee exercises its judgment and discretion in setting individual executive compensation packages. This data is used by the Compensation Committee, not to set specific targets vis-à-vis peer company executives, but to assess as background data in determining what it considers in its judgment to be fair and reasonable pay practices for our NEOs. Our Company operates what we believe is a unique compensation program that reinforces a team-based culture and rewards NEOs for company and team-based results as well as particular individual achievements.

Role of Stockholder Say-on-Pay Votes

The Company’s stockholders are provided with an opportunity to cast an annual advisory vote on the Company’s executive compensation program through the say-on-pay proposal. At the Company’s annual meeting of stockholders held in October 2018, approximately 97.8% of the votes cast supported the Company’s say-on-pay proposal. The Compensation Committee believes this strong result affirms stockholders’ support of the Company’s approach to its executive compensation program. The Compensation Committee did not change its approach to executive compensation or executive compensation program design for fiscal 2019, and believes the executive compensation program in place, as in prior years, includes a number of features that further the goals of the Company’s executive compensation program and reflect current best practices. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs.

Elements of Pay for Named Executive Officers

Base Salary

The Compensation Committee generally reviews the base salary paid to each NEO on an annual basis. Under each NEO’s employment or letter agreement, the Compensation Committee may increase the NEO’s then current base salary on its review, but it may not reduce the base salary level.

In determining whether base salary increases for fiscal 2019 for the NEOs were appropriate, the Compensation Committee considered the base salary levels of other employees within the Company, each NEO’s length of service, the Company’s general financial performance and growth, and the base salaries and total cash compensation earned by comparable executives at the Company’s peer group companies (based on their published data). Based upon the foregoing, the Compensation Committee determined that the 2018 base salary levels for Ms. Duchene and Messrs. Mueller and Bower remained appropriate and their base salaries were not adjusted for 2019. The Compensation Committee determined that a $500,000 base compensation was appropriate for Mr. Brackney’s new position of President and Chief Operating Officer.

Column (c) of the “Summary Compensation Table — Fiscal 2017 — 2019” in the “Executive Compensation Tables for Fiscal 2019” section below shows the base salary paid to each NEO for fiscal 2019.

Annual Incentive Compensation

The Compensation Committee’s annual incentive compensation plan is the EIP. Each of the NEOs participated in the EIP for fiscal 2019.

The EIP sets forth each participant’s target annual incentive compensation opportunity and the overall annual incentive structure and mechanics, which includes both a quantitative and qualitative component, used to determine the participant’s incentive cash award for the fiscal year. For fiscal 2019, the Compensation Committee set the following annual incentive compensation opportunities under the EIP:

•

The target annual incentive compensation opportunity for Ms. Duchene was set at 100% of her base salary, and the maximum incentive compensation opportunity was set at 225% of her base salary. The greater incentive compensation opportunity for Ms. Duchene, relative to the other NEOs, reflects her overall responsibilities for the operations and results of the Company.

•

The target annual incentive compensation opportunity for each of Mr. Mueller, Mr. Brackney and Mr. Bower was set at 75% of each respective NEO’s base salary, and the maximum incentive compensation opportunity for each of Messrs. Mueller, Brackney and Bower was equal to 150% of that respective NEO’s base salary.

Each NEO’s target and maximum annual incentive percentages were generally determined by the Compensation Committee in its discretion based on its subjective assessment of several factors, including comparable annual incentive opportunities in effect for comparable executives at our peer group companies (based on their published data), total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data), internal comparability with percentage targets of other executives within the Company, and the Company’s objective of creating appropriate at-risk incentives to reinforce our team-based management culture and maximize stockholder value. The Compensation Committee also determined that these levels provided for fair and competitive rewards to the NEOs after reviewing historical data regarding the peer group companies and using its own subjective judgment and knowledge of the industry’s pay practices.

Pursuant to the terms of the EIP for fiscal 2019, to trigger any award for any participant, the Company must achieve at least 6.5% “adjusted EBITDA margin” (as defined below). If that goal is attained, 70% of each participant’s incentive opportunity under the EIP is determined based on quantitative components and 30% of each participant’s incentive opportunity under the EIP is determined based on qualitative components. As noted above, the quantitative component of the EIP constitutes 70% of each participant’s target annual incentive compensation opportunity and is determined based on the Company’s revenue and “adjusted EBITDA margin” results for the fiscal year. These quantitative measures are equally weighted, each representing 35% of the participant’s total target annual incentive opportunity. The “adjusted EBITDA margin” measure is our earnings before interest, taxes, depreciation, amortization and stock-based compensation expense, expressed as a percentage of revenue. The Compensation Committee adjusted the weighting for fiscal 2019 by increasing the qualitative percentage to 70% over 65% from fiscal 2018. This increased the NEOs incentive to meet the revenue and adjusted EBITDA thresholds. The Compensation Committee selected these quantitative performance measures for the EIP because it believes such measures are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer, understandand communicate.

With respect to the quantitative award components, the Company must achieve at least 75% of the revenue performance target for the participants to receive any payment of the portion of their annual incentive linked to that performance metric and the Company must achieve at least 75% of the adjusted EBITDA margin performance target for the participants to receive any payment of the portion of their annual incentive linked to that performance metric. Specifically, for each quantitative performance measure, a threshold payment will be made if the Company achieves performance levels equal to 75% of the target performance level amount, the target payment will be made if the Company achieves performance levels equals to 100% of the target performance level and the maximum payment will be made if the Company achieves performance levels equal to 140% or more of the target performance levels. For each performance measure, the threshold payout and target payout are equal to 35% and 100%, respectively, of the target annual incentive compensation opportunity attributable to the performance measure for each of the participants, and the maximum payout is equal to 225% and 150% of the target amount attributable to the performance measure for Ms. Duchene, and Messrs. Mueller, Brackney and Bower, respectively. The amounts payable for performance levels in between the threshold, target and maximum performance levels are determined based on a straight line interpolation.

The following table sets forth the target performance levels established by the Compensation Committee for the EIP for fiscal 2019. As shown in the table, the Company achieved 101.0% of the revenue target and 98.5.0% of the adjusted EBITDA margin target for fiscal 2019 (based on adjusted EBITDA of $64.6 million for fiscal 2019).

Metric Definition	Target	Fiscal 2019 Results	Actual Payout Percentage Achieved

Revenue	$722.0 million	$729.0 million	101%

Adjusted EBITDA Margin	9.0% of Actual Revenue	8.9%	98.59%

The remaining 30% of each participant’s target annual incentive compensation opportunity is determined based on qualitative measures determined by the Compensation Committee. Such factors generally include the Compensation Committee’s subjective assessment of the Company’s financial performance for the year as a whole (as opposed to the quantitative performance components which measure performance against pre-established targets), the individual participant’s performance for the year with respect to other stated strategic, operational and human capital objectives defined for each individual, and other qualitative team-based performance assessments. The Company believes this mix of predominantly quantitative components coupled with a smaller qualitative component provides appropriate incentives to achieve pre-established goals while giving the Compensation Committee some flexibility to reward other achievements.

For fiscal 2019, the Compensation Committee based its qualitative award determination for the participants on its subjective assessment of the Company’s financial performance, including revenue growth, management of operating costs, and realized transformation initiatives, including establishing a digital innovation group to evolve into a more digital business and a major refreshment of our brand. The Compensation Committee also gave consideration to improved sales leadership, including, greater discipline and price governance; improved client service performance, including client retention, client penetration and continuity, expansion of global accounts and strategic business model expansion; and human resources management, including, employee retention, development and growth of leadership and management skills, and effective team stewardship of the Company’s culture. There was no specific weighting of these particular factors. The considerations for the fiscal 2019 EIP awards included the following:

•	We achieved revenue of $729.0 million, up $74.8 million or 11.5% over fiscal 2018;

•	We successfully launched our brand refresh and updated website;

•	We completed the domestic implementation and began our international roll-out of Workday Global Human Capital Management platform to house a consolidated, comprehensive view of our global workforce.;

•	We transformed our business operating model from a geographic centric to one based on functions – sales, talent and solutions;

•	We continue to implement a pay-for-performance incentive plan to reward our employees for outstanding results which will incentivize higher performance in conjunction with our new operating model;

•	We returned $46 million to our stockholders in the form of dividends and stock buybacks;

•	We retained 49 of our top 50 clients from fiscal 2018 in fiscal 2019; and

•	We increased our quarterly dividend during the first quarter of fiscal 2019 to $0.13 per share from $0.12 per share, which was increased to $0.14 per share in July 2019.

Based upon all of the foregoing, as well as its general assessment of competitive compensation practices, the Compensation Committee decided the following under the EIP for fiscal 2019:

•

Although the Compensation Committee noted the achievements listed above, the Compensation Committee determined that the Company did not increase global revenue to the full extent management believed possible. The European market suffered through organizational and operational challenges that negatively affected Europe’s revenue performance which impacted revenues globally. Accordingly, after taking into account the annual incentives to be paid to the participants under the quantitative component of the EIP, the Compensation Committee decided to award annual EIP incentives at slightly less than the target qualitative award levels.

•	The qualitative award for fiscal 2019 determined by the Compensation Committee for Ms. Duchene amounted to 65.5% of her base salary (or 97.1% of the maximum qualitative award available).

•	The qualitative award for fiscal 2019 determined by the Compensation Committee for Mr. Mueller amounted to 40% of his base salary (or 90.7% of the maximum qualitative award available).

•

The qualitative award for fiscal 2019 determined by the Compensation Committee for Mr. Brackney amounted to 43.5% of his baseline weighted average salary (or 96.8% of the maximum qualitative award available).

•

The qualitative award for fiscal 2019 determined by the Compensation Committee for Mr. Bower amounted to 36.2% of his base salary (or 80.5% of the maximum qualitative award available) (which was a prorated amount based on the portion of the year he was employed by the Company though his retirement effective as of May 18, 2019).

The amounts paid to each participating NEO in respect of his or her annual incentive compensation opportunity under the EIP for fiscal 2019 are presented in column (d) of the “Summary Compensation Table — Fiscal 2017 — 2019” below.

Long-Term Incentive Awards

The Company’s view is that the NEOs’ long-term compensation should be directly linked to the value provided to our stockholders. The NEOs’ long-term compensation is currently awarded in the form of stock options having an exercise price equal to the closing price of the Company’s common stock on the grant date. Stock options are our preferred form of equity award for executives because, as the vehicle is directly tied to stockholder return, the options will not have any value unless the shares of the Company’s common stock appreciate in value following the grant date. If the stock price does not appreciate, the executive does not realize any value from the option. We believe that with the functional focus organizational structure, pay for performance incentive structure and investments in digital innovation, we have significant growth ahead of us. As such, we believe that stock options — which only convey real value with share price appreciation — continue to be the most appropriate equity vehicle to use in our reward programs to align executive and stockholder interests.

Stock option grants to our NEOs typically vest in a series of installments over a four-year vesting period. We believe this four-year vesting period provides an incentive for the NEOs to remain in our employ, and also focuses the NEOs on the long-term performance and business objectives of the Company for the benefit of our stockholders. We believe the four-year vesting period is consistent with compensation practices in the market generally and strikes an appropriate balance between the interests of the Company, our stockholders and the individual NEOs in terms of the incentive, value creation and compensatory aspects of these equity awards.

The size of equity award granted to each of our NEOs is a decision made by the Compensation Committee in the exercise of its business judgment. In making this determination, the Compensation Committee considers its general assessment of the Company’s revenue achievement and return on equity, client retention, Company morale, success in developing a productive management team, corporate governance, performance and risk management. The Compensation Committee also takes into account the total cash compensation paid to the NEOs in our immediately preceding fiscal year, the number and value of options previously granted to the NEOs, dilution effects on our stockholders, the need to make sure that an appropriate number of shares would be available for option awards to less-senior employees, the number and value of long-term equity awards made to comparable executives at our peer group companies (based on their published data), and the goal of providing the NEOs with total long-term equity compensation and total compensation amounts that we think are appropriate and competitive. We believe the size of each NEO’s stock option award is consistent with our compensation objectives of paying for performance and putting a significant portion of the NEOs’ total compensation “at risk.”

After a review of the factors described in the preceding paragraph, the Compensation Committee approved equity awards, in the form of stock options, to the NEOs in fiscal 2019. The Compensation Committee approved the grant of options to purchase 85,000, 45,000, 50,000 and 20,000 shares of the Company’s common stock for Ms. Duchene and Messrs. Mueller, Brackney and Bower, respectively.

The Board and management fully support the pay for performance principle advocated by ISS, Glass Lewis and other advisory services, and that principle has long been the cornerstone of our executive compensation program. We believe that stock options are performance-based given that our stock price must appreciate after the grant of the awards in order for the awards to have any value. Our Board and management are fully committed to increasing earnings per share thereby positioning the Company to increase dividends in the future and create an environment for improved stockholder returns.

Perquisites

During fiscal 2019, the NEOs were eligible to participate in the Company’s retirement, and health and welfare programs that are generally available to other employees in the Company. In addition, each NEO received a modest automobile allowance or car expense reimbursement. The Compensation Committee believes these modest perquisites are consistent with competitive practices and help us attract and retain talent.

Other Compensation

On June 8, 2018, in recognition of his service and contribution to revenue growth, the Company forgave $82,045 of an outstanding loan balance owed by Mr. Brackney to the Company that was made in connection with his move to California in 2010. The loan supported his ability to enter the real estate market in California. This forgiveness was in accordance with the loan forgiveness schedule detailed in the loan agreement between Mr. Brackney and the Company, which provided that a portion of the loan would be forgiven each year.

On April 1, 2019, in connection with Mr. Brackney’s promotion to President and Chief Operating Officer and his continued exceptional service, the Company agreed to forgive the remaining outstanding loan balance of $527,344.70, which the Company had previously negotiated with Mr. Brackney to support his ability to enter into the real estate market in California when he agreed to move from Oregon to Northern California in 2010.

On May 20, 2019, Mr. Brackney was paid a supplemental bonus of $12,691 to help offset the medicare tax liability that arose as a result of the forgiveness of his loan balance as described above.

Mr. Bower retired as the Company’s Senior Vice President and Chief Accounting Officer effective as of April 22, 2019, and continued as an Executive Advisor to the Company through May 18, 2019. Mr. Bower retired from the Company effective as of May 18, 2019 and, in connection with his retirement, he entered into a consulting agreement with the Company to provide advice and support in connection with the transition of his responsibilities. The consulting agreement has a term that is scheduled to continue until May 19, 2021. The consulting agreement provides that Mr. Bower would receive a pro-rated bonus for fiscal 2019 and a consulting fee of $200 per hour for his services during the term of the consulting agreement. Mr. Bower’s equity awards granted by the Company continue to vest during the term of the consulting agreement. Either party may terminate the term of the consulting agreement for any violation of the agreement with two weeks’ notice.

Events since Fiscal 2019

In connection with its annual review of each NEO’s base salary, using the factors described above under “Elements of Pay for Named Executive Officers — Base Salary,” the Compensation Committee determined that Ms. Duchene’s annual base salary should be increased to $700,000 for fiscal 2020, effective as of July 25, 2019.

On August 6, 2019, the Company and Mr. Brackney entered into a Retention Bonus Recovery Agreement (“Retention Agreement”) under which Mr. Brackney received a Retention Bonus in the amount of $500,000. Under the terms of the Retention Agreement, if Mr. Brackney ceases to be employed by the Company prior to May 26, 2024, he is obligated to repay a prorata amount of the Retention Bonus. No repayment is required, however, if Mr. Brackney is terminated by the Company without Cause of if he terminates his employment for Good Reason (as those terms are defined in his Employment Agreement with the Company).

Change In Control and Severance Benefits

Employment Agreements.    The Company believes that severance protections can play a valuable role in attracting and retaining high caliber talent. In the competitive professional services industry in which we operate, where executives are commonly being recruited by both more established companies and by start-up ventures, severance and other termination benefits are an effective way to offer executives financial security to offset the risk of accepting an opportunity with another company. Pursuant to their employment agreements or employment letters, as applicable, in effect during fiscal 2019, each of the NEOs would be entitled to severance payments, in the case of Ms. Duchene and Messrs. Mueller and Brackney, if the executive’s employment was terminated by the Company without cause or by the executive for good reason, and in the case of Mr. Bower, if the executive’s employment was terminated by the Company without cause. Because we believe that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such constructive termination of the executive’s employment. The level of severance benefits for our Chief Executive Officer differs from the other NEOs because of the scope and responsibility of the position and the competitive pay practices for the role. The NEOs’ severance benefits are generally the result of negotiations with the executive and set at levels we believe are reasonable and consistent with our objective of attracting and retaining team-oriented executives.

The NEOs’ employment agreements or employment letters, as applicable, are described in further detail in the narrative following the “Description of Employment Agreements — Cash Compensation” section and in the “Potential Payments upon Termination or Change in Control” section below.

Stock Ownership Guidelines for NEOs

We maintain ownership guidelines for our NEOs. Under the stock ownership guidelines:

•	The Chief Executive Officer should own Company common stock equal in value to the lesser of three times base salary or 100,000 shares.

•	Each other NEO should own Company common stock equal in value to the lesser of two times the executive’s base salary or 20,000 shares.

Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:

•	Shares of common stock beneficially held, either directly or indirectly;

•	Restricted stock issued and held whether vested or unvested;

•	Restricted stock units, whether vested or unvested, as well as deferred stock units; and

•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All executive officers covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or compensation, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. Each of our NEOs has a period of time to satisfy the guidelines. Ms. Duchene satisfies the stock ownership guidelines that were applicable to her prior to her appointment as our CEO and has until January 2022 to satisfy the additional stock ownership guidelines applicable to the CEO. Mr. Mueller and Mr. Bower have until the end of 2021 to satisfy the stock ownership guidelines applicable to other NEOs. Likewise, Mr. Brackney has until April 2024 to satisfy the stock ownership guidelines. The table below shows the ownership of Qualifying Shares held by each of our NEOs as of the record date.

	Share- Based Guideline	Qualifying Shares Held	Market Value Guideline	Market Value of Shares Held as of the Record Date(1)

Kate W. Duchene	100,000	83,064	$1,749,000	$1,356,435
President and Chief Executive Officer

Herbert M. Mueller	20,000	15,906	$750,000	$259,745

Former Executive Vice President and Chief Financial Officer

Timothy L. Brackney	20,000	100	$1,000,000	$1,633
President and Chief Operating Officer

John D. Bower	20,000	16,905	$515,960	$276,059

Former Senior Vice President and Chief Accounting Officer

(1)	Determined by multiplying the number of Qualifying Shares held by the NEO on August 23, 2019 by the closing price for a share of Company common stock on that date ($16.33).

Insider Trading Policy Summary

The Company’s directors, officers and employees worldwide annually acknowledge the Company’s Insider Trading Policy which advises that if the director, officer or employee is in possession of material, non-public information relating to Resources Connection, it is the Company’s policy that neither the director, officer or employee, nor any person related, may buy or sell securities of Resources Connection, Inc. or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if the director, officer or employee has material, non-public information about that company which was obtained in the course of his or her employment with the Company or Board membership.

Tax Deductibility of Executive Compensation

Federal income tax law generally disallows a tax deduction to publicly-held companies for compensation paid to a current or former NEO that exceeds $1 million during the tax year. Certain stock options granted by the Company before November 2, 2017, as well as certain amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation the Company intended to be deductible will in fact be deductible. Although the potential deductibility of compensation is one of the factors the Compensation Committee notes when designing the Company’s executive compensation program, the Compensation Committee has the flexibility to take any compensation-related actions it determines are in the best interests of the Company and its stockholders, including awarding compensation that will not be deductible for tax purposes.

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jolene Sarkis, Chairperson

Neil Dimick

A. Robert Pisano

Michael Wargotz

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above served as members of the Compensation Committee for all of fiscal 2019. No member of the Compensation Committee at any time during fiscal 2019 was an executive officer or employee of the Company during or prior to fiscal 2019 , or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2019.

EXECUTIVE COMPENSATION TABLES FOR FISCAL 2019

Summary Compensation Table — Fiscal 2017 — 2019

The following table presents information regarding compensation of our NEOs for services rendered during fiscal years 2017, 2018 and 2019. Unless otherwise noted, the footnote disclosures apply to fiscal 2019 compensation. For an explanation of the amounts included in the table for fiscal 2017 and 2018, please see the footnote disclosures in our Proxy Statement for the corresponding fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Kate W. Duchene	2019	583,000	-0-	-0-	476,901	791,171	-0-	23,250	1,874,322
President and Chief Executive Officer	2018	583,000	-0-	-0-	330,375	669,486	-0-	23,100	1,605,961
	2017	447,423	-0-	-0-	165,528	438,685	-0-	22,950	1,104,586

Herbert M. Mueller	2019	375,000	-0-	-0-	252,477	349,777	-0-	23,250	1,000,504
Former Executive Vice President and Chief Financial Officer(4)	2018	375,000	-0-	-0-	154,175	330,005	-0-	23,100	882,280
	2017	323,462	-0-	145,200	65,340	251,904	-0-	148,372	934,278

Timothy L. Brackney	2019	373,154	-0-	-0-	232,065	363,795	-0-	632,062	1,601,076
President and Chief Operating Officer (5)

John D. Bower	2019	265,000	-0-	-0-	112,212	235,055	-0-	23,250	635,517
Former Senior Vice President and Chief Accounting Officer(6)	2018	260,384	-0-	-0-	88,100	226,870	-0-	44,471	619,826
	2017	244,615	175,000	-0-	65,340	-0-	-0-	7,950	515,608

(1)

The amounts reported in columns (e) and (f) of the table above reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our NEOs in the applicable fiscal year. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see (i) the discussion of option awards contained in Note 11 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 25, 2019, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years as to the stock and option awards granted in those years.

(2)	The amounts reported in column (g) above represent amounts earned under the EIP for the applicable fiscal year.

(3)

The amounts reported for fiscal 2019 in column (i) include (a) an automobile allowance of $15,000 and a matching contribution under the Company’s 401(k) plan of $8,250 for each of Ms. Duchene and Messrs. Mueller and Bower; and (b) for Mr. Brackney, an automobile allowance of $1,731, a matching contribution under the Company’s 401(k) plan of $8,250, loan forgiveness totaling $609,390 and an attendant supplemental bonus of $12,691 related to a medicare tax obligation.

(4)	Mr. Mueller separated from employment with the Company effective as of August 14, 2019.

(5)	Mr. Brackney became an executive officer in connection with his promotion to President and Chief Operating Officer effective as of April 3, 2019.

(6)

Mr. Bower retired as Senior Vice President and Chief Accounting Officer effective as of April 22, 2019 and retired from the Company effective as of May 18, 2019. The “Summary Compensation Table — Fiscal 2017 —2019” above quantifies the value of the different forms of compensation earned by or awarded to our NEOs for the applicable fiscal years. The primary elements of each NEO’s total compensation reported in the table are base salary, an annual incentive compensation opportunity (which has both quantitative components and a qualitative component) and long-term equity incentives consisting of stock options. NEOs may also receive other benefits listed in column (i) of the “Summary Compensation Table — Fiscal 2017 — 2019,” as further described in footnote (3).

Description of Employment Agreements — Cash Compensation

We have entered into employment agreements or employment letter agreements with each of the NEOs. The salary and bonus terms of each agreement are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards, if any, and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

Kate W. Duchene.    On December 19, 2016, we entered into a new employment agreement with Ms. Duchene in connection with her appointment as President and Chief Executive Officer. The December 2016 agreement supersedes Ms. Duchene’s prior employment agreement with the Company dated as of July 17, 2008. The December 2016 agreement provides for a three-year term of employment commencing on December 19, 2016 and ending with the close of business on December 18, 2019, with the term automatically being extended for one year unless either party provides notice that the term will not be extended. The agreement provides for Ms. Duchene to receive an annualized base salary of $583,000, subject to annual review by the Board of Directors. Based on its review, the Board of Directors has the discretion to increase (but not reduce) the base salary each year. Ms. Duchene’s annual base salary was increased to $700,000 as of July 25, 2019. The agreement also provides for Ms. Duchene to participate in any annual incentive plans maintained by the Company for its global senior management executives generally, and that she will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Ms. Duchene is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally.

Herbert M. Mueller.    On August 17, 2016, we entered into an employment agreement with Mr. Mueller. The agreement provided for a three-year term of employment commencing on August 29, 2016 and ending with the close of business on August 28, 2019, with the term automatically being extended for one year unless either party provides notice that the term will not be extended. The agreement provides for Mr. Mueller to receive an annualized base salary of $375,000, subject to annual review by the Board of Directors. The Compensation Committee, based on the recommendation of the Chief Executive Officer, has discretion to increase (but not reduce) the executive’s base salary each year. The agreement also provides for the executive to participate in any annual incentive plans maintained by the Company for its global senior management executives generally, and that he will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that the executive is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. Mr. Mueller separated from employment with the Company effective as of August 14, 2019.

John D. Bower.    We entered into an employment letter with Mr. Bower effective August 29, 2016 which provided for an annualized base salary of $250,000. In February 2018, we entered into an amended employment letter agreement with Mr. Bower to provide for an increase in base salary effective as of September 10, 2017 to a new annualized base salary rate of $265,000, to provide that Mr. Bower would receive an annual automobile allowance of $15,000, and to provide that Mr. Bower will be eligible for annual incentives under the EIP effective as of Fiscal 2018. Mr. Bower retired as Senior Vice President and Chief Accounting Officer effective as of April 22, 2019 and retired from the Company effective as of May 18, 2019.

Timothy L. Brackney.    On April 3, 2019, we entered into a new employment agreement with Mr. Brackney in connection with his appointment as President and Chief Operating Officer. The April 2019 agreement supersedes Mr. Brackney’s prior employment agreement with the Company dated as of October 5, 2018. The April 2019 agreement provides for a three-year term of employment commencing on April 3, 2019 and ending with the close of business on April 2, 2022, with the term automatically being extended for one year unless either party provides notice that the term will not be extended. The agreement provides for Mr. Brackney to receive an annualized base salary of $500,000, subject to annual review by the Board of Directors. Based on its review, the Board of Directors has the discretion to increase (but not reduce) the base salary each year. The agreement also provides for Mr. Brackney to participate in any annual incentive plans maintained by the Company for its global senior management executives generally, and that he will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Mr. Brackney is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally.

Grants of Plan-Based Awards in Fiscal 2019

The following table presents information regarding (i) the stock options granted to NEOs in fiscal 2019, and (ii) potential threshold, target and maximum amounts payable under the NEOs’ annual incentive compensation opportunity under the EIP for fiscal 2019. The material terms of each of these compensation opportunities are described below and in the “Compensation Discussion and Analysis” section above.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum $
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)

Kate W. Duchene	10/5/2018	204,050	583,000	1,311,750	85,000	$18.96	$476,901

Herbert M. Mueller	10/5/2018	98,438	281,250	562,500	45,000	$18.96	$252,477

Timothy L. Brackney	10/5/2018	99,447	284,135	568,269	50,000	$18.96	$232,065

John D. Bower	10/5/2018	69,563	198,750	397,500	20,000	$18.96	$112,212

(1)

Amounts reported represent the potential amounts payable to participating NEO under the EIP for fiscal 2019 at threshold, target and maximum performance levels. The actual amounts payable to each NEO under the EIP for fiscal 2019 are reported in column (g) (Non-Equity Incentive Plan Compensation) of the “Summary Compensation Table — Fiscal 2017 — 2019” above.

(2)

The amounts reported in column (i) of the table above for fiscal 2019 reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts reported in column (i), please see footnote (2) to the “Summary Compensation Table — Fiscal 2017  — 2019” above.

Description of Plan-Based Awards

For information on the stock options and non-equity incentive plan awards granted to our NEOs for fiscal 2019, please see the discussion in the “Compensation Discussion and Analysis” section above under the heading “Elements of Pay for Named Executive Officers — “Long-Term Incentive Awards” and “Annual Incentive Compensation.” Also see the “Potential Payments Upon Termination or Change in Control” section below for the consequences of certain change in control or other corporate transactions or certain terminations of employment with respect to these awards.

Outstanding Equity Awards at Fiscal 2019 Year-End Table

The following table presents information regarding the outstanding equity awards held by each NEO as of May 25, 2019, the end of fiscal 2019.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
Kate W. Duchene	02/19/2010	35,000	0	$17.90	02/19/2020
	03/7/2011	35,000	0	$19.26	03/7/2021
	03/14/2012	35,000	0	$12.60	03/14/2022
	05/28/2013	35,000	0	$11.05	05/28/2023
	06/2/2014	40,000	0	$12.18	06/2/2024
	08/31/2015	28,500	9,500	$15.69	08/31/2025
	09/9/2016	19,000	19,000	$14.52	09/9/2026
	11/3/2017	18,750	56,250	$15.80	11/3/2027
	10/5/2018	0	85,000	$18.96	10/5/2028

Herbert M. Mueller	04/2/2012	2,500	0	$14.33	04/2/2022

	05/28/2013	1,500	0	$11.05	05/28/2023

	06/2/2014	3,000	0	$12.18	06/2/2024

	08/31/2015	3,000	1,000	$15.69	08/31/2025

	09/9/2016	7,500	7,500	$14.52	09/9/2026

	11/3/2017	8,750	26,250	$15.80	11/3/2027

	10/5/2018	0	45,000	$18.96	10/5/2028
Timothy L. Brackney	02/19/2010	5,000	0	$17.90	02/19/2020
	10/1/2010	500	0	$14.99	10/1/2020
	03/7/2011	6,000	0	$19.26	03/7/2021
	05/28/2013	1,500	0	$11.05	05/28/2023
	06/2/2014	2,000	0	$12.18	06/2/2024
	08/31/2015	18,750	6,250	$15.69	08/31/2025
	09/9/2016	15,000	15,000	$14.52	09/9/2026
	11/3/2017	8,750	26,250	$15.80	11/3/2027
	10/5/2018	0	50,000	$18.96	10/5/2028

John D. Bower	03/7/2011	8,000	0	$19.26	03/7/2021

	08/31/2015	10,500	3,500	$15.69	08/31/2025

	09/9/2016	7,500	7,500	$14.52	09/09/2026

	11/3/2017	5,000	15,000	$15.80	11/3/2027

	10/5/2018	0	20,000	$18.96	10/5/2028

(1)

Subject to each NEO’s continued employment, each stock option grant was scheduled to become vested and exercisable over a four-year period, with one-fourth of each option grant becoming vested and exercisable on each of the first four anniversaries of the grant date of the option. The grant date of each option is included in the table above under column (b). All unexercised options expire ten years from the date of grant. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each option grant may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.

Option Exercises and Stock Vested in Fiscal 2019

The following table presents information about the amount realized upon the exercise of stock options by our NEOs during fiscal 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Kate W. Duchene	49,500	$105,168	0	0

Herbert M. Mueller	0	0	0	0

Timothy L. Brackney	6,500	$24,078	0	0

John D. Bower	14,150	$39,768	0	0

(1)

The dollar amounts shown for stock options in column (c) above are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the exercise date and the exercise price of the options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the NEOs in connection with certain terminations of their employment with the Company and/or a change in control of the Company. All such benefits will be paid or provided by the Company.

Severance Benefits in Effect at the End of Fiscal 2019

The following sections describe the severance benefits provided under each of the NEOs’ employment agreements as in effect at the end of fiscal 2019. The agreements with Ms. Duchene, and Messrs. Mueller and Brackney also include indefinite confidentiality, one-year (in the case of Ms. Duchene and Mr. Brackney) or two years (in the case of Mr. Mueller) post-termination non-solicitation of employees and consultants and non-interference with business relationships in favor of the Company. As previously noted, Messrs. Mueller and Bower’s employment with the Company has subsequently ended.

Kate Duchene

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.    In the event that Ms. Duchene’s employment is terminated by the Company without “cause” or by Ms. Duchene for “good reason” (as such terms are defined in the executive’s employment agreement), Ms. Duchene will be entitled to receive a lump sum payment equal to three times the sum of her then current annual base salary plus target annual incentive bonus, her earned and unpaid annual bonus, if any, and a pro-rated portion of her annual bonus for the year her employment terminates. In addition, Ms. Duchene will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense for up to two years following her termination of employment (or a lump sum payment to procure substantially similar health coverage) and full vesting of her then-outstanding and otherwise unvested stock options and restricted stock awards, which will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Ms. Duchene’s employment agreement, Ms. Duchene would be entitled to the benefits set forth above except that the lump sum payment would be the sum of any earned and unpaid annual bonus and one and one-half times her then current annual base salary. Ms. Duchene’s right to receive any of these severance benefits is subject to her providing a release of claims to the Company. Ms. Duchene’s employment agreement does not provide for a tax “gross-up” payment.

Should benefits payable to Ms. Duchene trigger excise taxes under Section 4999 of the Internal Revenue Code, Ms. Duchene will either be entitled to the full amount of her benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Ms. Duchene, the benefits will be cut-back to the extent necessary to avoid such excise taxes.

Death or Disability.    In the event that Ms. Duchene’s employment terminates due to her death or disability, Ms. Duchene (or her estate) will be entitled to receive a lump sum cash payment equal to the sum of one year’s base salary, any earned and unpaid annual bonus, and a prorated portion of her target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Ms. Duchene would be entitled to full vesting of her then-outstanding and otherwise unvested equity-based awards, which will remain exercisable for three years (or until the term of the award, if sooner).

Herbert M. Mueller

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.    In the event that Mr. Mueller’s employment was terminated by the Company without “cause” or by Mr. Mueller for “good reason” (as such terms were defined in the executive’s employment agreement), he would have been entitled to receive a lump sum payment equal to three and one-half times his then current annual base salary rate and the earned and unpaid annual bonus if any. In addition, Mr. Mueller would have generally been entitled to continued participation in the Company’s group health plans at the Company’s expense for up to two years following his termination of employment. Mr. Mueller would have also been entitled to the full vesting of his then-outstanding and otherwise unvested stock options and restricted stock awards, which would have remained exercisable for the term of the award. In the event that the Company elected not to extend the term of Mr. Mueller’s employment agreement, Mr. Mueller would have been entitled to the benefits set forth above except that the lump sum payment would have equaled one times his then current annual base salary rate. Mr. Mueller’s right to receive any of these severance benefits was subject to his providing a release of claims to the Company. Mr. Mueller’s employment agreement did not provide for a tax “gross-up” payment.

Death or Disability.    In the event that Mr. Mueller’s employment terminated due to his death or disability, he (or his estate) would have been entitled to receive any earned and unpaid annual bonus and a prorated portion of his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Mueller would have been entitled to full vesting of his then-outstanding and otherwise unvested equity-based awards, which would have remained exercisable for three years (or until the term of the award, if sooner).

Timothy L. Brackney

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.    In the event that Mr. Brackney’s employment is terminated by the Company without “cause” or by Mr. Brackney for “good reason” (as such terms are defined in the executive’s employment agreement), he will be entitled to receive a lump sum payment equal to three and one-half times his then current annual base salary rate and the earned and unpaid annual bonus if any. In addition, Mr. Brackney will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense for up to eighteen months following the termination of his employment. Mr. Brackney will also be entitled to the full vesting of his then-outstanding and otherwise unvested stock options and restricted stock awards, which will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Mr. Brackney’s employment agreement, Mr. Brackney would be entitled to the benefits set forth above except that the lump sum payment would equal one times his then current annual base salary rate. Mr. Brackney’s right to receive any of these severance benefits is subject to his providing a release of claims to the Company. Mr. Brackney’s employment agreement does not provide for a tax “gross-up” payment.

Death or Disability.    In the event that Mr. Brackney’s employment terminates due to his death or disability, he (or his estate) will be entitled to receive any earned and unpaid annual bonus, and a prorated portion of his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Brackney would be entitled to full vesting of his then-outstanding and otherwise unvested equity-based awards, which will remain exercisable for three years (or until the term of the award, if sooner).

John D. Bower

Mr. Bower retired as the Company’s Senior Vice President and Chief Accounting Officer effective as of April 22, 2019, and continued as an Executive Advisor through May 18, 2019. Mr. Bower retired from the Company effective as of May 18, 2019. He did not receive any severance payments in connection with his retirement, but, in accordance with the consulting agreement he entered into with the Company in connection with his retirement (as described in the "Compensation Discussion and Analysis" section above), he remained entitled to receive a pro-rata bonus for fiscal 2019.

Equity Awards

The 2014 Plan generally provides that, in the event that outstanding stock awards and stock options granted by the Company are not substituted or assumed in connection with certain corporate transactions where the Company does not survive (or does not survive as a publicly-traded company), these awards would generally become fully vested in advance of being terminated in connection with the transaction. In addition, each of the NEOs’ employment or letter agreements provide that all then-outstanding equity awards will be deemed immediately vested upon (or immediately prior to) a change in control of the Company.

The following table presents the Company’s estimate of the amount of the benefits to which each of our NEOs, other than Mr. Bower who retired from the Company before the end of the fiscal year, would have been entitled had the executive’s employment with the Company terminated under the circumstances described above, or had a change in control of the Company occurred, on May 25, 2019. For purposes of this table, we have assumed that the price per share of the Company’s common stock is equal to $15.56, the closing price per share on May 24, 2019 (the last trading day of fiscal 2019).

Name	Base Salary ($)	Trigger	Cash Severance ($)	Continued Health Benefits ($)	Equity Awards ($)(1)	Incentive Compensation ($)(2)	Total ($)

Kate W. Duchene	583,000	Termination without Cause or for Good Reason	3,498,000	53,803	19,760	791,171	4,362,734
		Death or Disability	583,000	—	19,760	791,171	1,393,931
		Election by Company Not to Renew	874,500	53,803	19,760	791,171	1,739,234
		Change in Control — No Termination of Employment	—	—	19,760	—	19,760

Herbert M. Mueller	375,000	Termination without Cause or for Good Reason	1,312,500	17,665	7,800	349,777	1,687,742
		Death or Disability			7,800	349,777	357,577
		Election by Company Not to Renew	375,000	17,665	7,800	349,777	750,242
		Change in Control — No Termination of Employment	—	—	7,800	—	7,800

Timothy L. Brackney	500,000	Termination without Cause or for Good Reason	1,750,000	40,882	15,600	363,795	2,170,277
		Death or Disability			15,600	363,795	379,395
		Election by Company Not to Renew	500,000	40,882	15,600	363,795	904,677

		Change in Control — No Termination of Employment	—	—	15,600	—	15,600

(1)

This column reports the intrinsic value of the unvested portions of the executive’s outstanding and unvested equity awards that would have accelerated in the circumstances had the event occurred on May 25, 2019. For options, this value is calculated by multiplying the amount (if any) by which $15.56 the closing price per share on May 24, 2019 (the last trading day of fiscal 2019) exceeds the per share exercise price of the option by the number of shares subject to the accelerated portion of the option.

(2)

This column represents the bonus award owed to the executive as stated in their employment or letter agreement based on each severance trigger set forth in the left-hand column. Therefore, this column reflects the actual amounts earned for fiscal 2019 by the executive based on achievement against the Revenue and Adjusted EBITDA Margin targets, which incentive amounts were determinable as of the assumed termination date of May 25, 2019.

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the median of the total annual compensation of all of our employees (other than our Chief Executive Officer) to the total annual compensation of Ms. Duchene, our President and Chief Executive Officer. We believe the pay ratio disclosed below is a reasonable estimate calculated in a matter consistent with Item 402(u) of SEC Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and exclusions and to make reasonable assumptions and estimates and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

For fiscal 2019:

•

The median of the annual total compensation (with total compensation for this purpose determined on the same basis as used to determine the “Total” compensation of our NEOs as reported in the Summary Compensation Table) for fiscal 2019 of all of our employees, other than Ms. Duchene, was $136,636.

•	Ms. Duchene’s annual total compensation for fiscal 2019, as reported in the Total column of the Summary Compensation Table, was $1,397,421.

•

Based on this information, the ratio of the annual total compensation of Ms. Duchene to the median of the annual total compensation of all of our employees (other than Ms. Duchene) is estimated to be 9.8 to 1.

We selected May 25, 2019, which is a date within the last three months of fiscal 2019, as the date we would use to identify our median employee. To identify our median employee among our U.S. and international employee population, we took into account the total cash compensation paid for fiscal 2019 (including cash salary or wages, cash bonus or incentive, and retirement or pension plan contribution) to all individuals, other than Ms. Duchene, employed by us on that date. We believe that cash compensation, determined on this basis, was an appropriate measure because we do not distribute annual equity awards to all employees. We annualized the cash compensation of employees hired by us during fiscal 2019, but we did not annualize the compensation of part-time, seasonal or temporary employees and we did not exclude any employees working outside of the U.S. We adjusted non-U.S. employee pay data for each month during the fiscal year by applying an average foreign currency translation rate for that particular month. We did not make any cost-of-living adjustments in identifying the median employee. After identifying the median employee using the above methodology, we calculated annual total compensation for that employee using the same methodology we use for our NEOs as set forth in the 2019 Summary Compensation Table.

PROPOSAL 4. ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation paid to our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). This advisory vote on executive compensation is commonly referred to as a “Say-on-Pay” vote.

We design our executive compensation programs to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s inter-

ests with the interests of long-term stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives.

We believe stockholders should consider the following when voting on this proposal:

Pay for Performance Orientation

•

Base Salaries.    Base salaries for our Chief Executive Officer, our Chief Financial Officer and our Senior Vice President and Chief Accounting Officer remained unchanged for fiscal 2019. Mr. Brackney received an increase in his salary in fiscal 2019 upon his appointment as President and Chief Operating Officer. Notwithstanding Mr. Brackney’s salary increase, as noted below, our NEOs compensation is below the median for similar positions at our peer group companies.

•

Annual Incentives.    The EIP reflects a pay for performance culture. For fiscal 2019, we achieved 101% of our revenue and 98.5% of our Adjusted EBITDA margin goals established for the quantitative elements of the EIP. Our NEOs also achieved the majority of their EIP qualitative goals designated for fiscal 2019. Notwithstanding, the Company’s total compensation levels for the NEOs are below the median for similar positions at our peergroup companies.

•

Long-Term Incentives.    The Compensation Committee approved equity incentives, in the form of stock options, to our NEOs in fiscal 2019. Mr. Brackney was not a NEO at the time the Compensation Committee approved the equity grants, but he nonetheless received an award. These awards were made pursuant to our 2014 Plan and include a four-year vesting period. Stock options have value only if our stock price increases after the date the option is granted, thereby further aligning the interest of our participating NEOs with those of our stockholders. No other long-term incentive awards were granted to our NEOs in fiscal 2019.

Alignment with Long-Term Stockholder Interests

A substantial portion of our executive compensation is weighted toward variable, at-risk pay in the form of annual and long-term incentives.

The Company also maintains the following policies which we believe are in the best interests of stockholders:

•	Stock Ownership Guidelines — We focus our executives on long-term stockholder value by requiring our executive officers to own a significant amount of the Company’s stock.

•	No Repricing — Our 2004 Stock Incentive Plan and our 2014 Performance Incentive Plan expressly prohibit repricing awards without stockholder approval.

•	No Gross-Ups — The Company does not have tax “gross-up” provisions in any NEO’s employment agreement for excise taxes triggered in connection with a change in control of the Company.

Competitive Pay

The Compensation Committee annually compares our executive compensation levels and elements with compensation levels and elements for similar positions at the peer group of companies disclosed in the CD&A above.

Our peer group analysis (based on information that was publicly available at the time the Compensation Committee made the corresponding compensation decisions) reflects that our NEOs have base salary and total compensation levels (taking into account base salary, annual incentive and grant date fair value of equity awards granted during the year) that are below the median of the peer group companies.  We strive to pay for performance in line with Company results and Company-wide practices.

Recommendation

The Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. The Board also believes that our executive compensation programs are reasonable in relation to comparable public and private companies in our industry. Accordingly, the Board of Directors recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables) is hereby approved.”

This proposal to approve the compensation paid to our NEOs is advisory only and will not be binding, overrule any decision by, or create or imply any additional fiduciary duties for the Company or our Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2020 annual meeting of stockholders.

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of our NEOs as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the web site maintained by the SEC at www.sec.gov, and on our website at www.rgp.com.

By order of the Board of Directors,

Michelle Gouvion

Associate General Counsel and Secretary

September 13, 2019

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED VOTING INSTRUCTION FORM OR PROXY CARD PROMPTLY OR, IF AVAILABLE, VOTE YOUR SHARES BY TELEPHONE OR USING THE INTERNET

Annex A

RESOURCES CONNECTION, INC.

2019 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan (the “Plan”).

1.	PURPOSE

The purpose of this Plan is to assist Eligible Employees in acquiring a stock ownership interest in the Corporation, at a favorable price and upon favorable terms, pursuant to a plan which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. This Plan is also intended to encourage Eligible Employees to remain in the employ of the Corporation (or a Subsidiary which may be designated by the Committee as “Participating Subsidiary”) and to provide them with an additional incentive to advance the best interests of the Corporation.

2.	DEFINITIONS

Capitalized terms used herein which are not otherwise defined shall have the following meanings.

“Account” means the bookkeeping account maintained by the Corporation, or by a recordkeeper on behalf of the Corporation, for a Participant pursuant to Section 7(a).

“Board” means the Board of Directors of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the U.S. Securities and Exchange Commission.

“Committee” means the committee appointed by the Board to administer this Plan pursuant to Section 12.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation, and such other securities or property as may become the subject of Options pursuant to an adjustment made under Section 17.

“Compensation” means an Eligible Employee’s regular gross pay. Compensation includes any amounts contributed as salary reduction contributions to a plan qualifying under Section 401(k), 125 or 129 of the Code. Any other form of remuneration is excluded from Compensation, including (but not limited to) the following: severance pay, overtime payments, commissions, prizes, awards, relocation or housing allowances, stock option exercises, stock appreciation rights, restricted stock exercises, performance awards, auto allowances, tuition reimbursement, perquisites, non-cash compensation and other forms of imputed income, bonuses, incentive compensation, special payments, fees and allowances. Notwithstanding the foregoing, Compensation shall not include any amounts deferred under or paid from any nonqualified deferred compensation plan maintained by the Corporation or any Subsidiary.

“Contributions” means all bookkeeping amounts credited to the Account of a Participant pursuant to Section 7(a).

“Corporation” means Resources Connection, Inc., a Delaware corporation, and its successors.

“Effective Date” means June 29, 2019, the date this Plan was adopted by the Board.

“Eligible Employee” means any employee of the Corporation, or of any Subsidiary which has been designated in writing by the Committee as a “Participating Subsidiary” (including any Subsidiaries which have become such after the date that this Plan is approved by the stockholders of the Corporation). Notwithstanding the foregoing, “Eligible Employee” shall not include any employee who has not been employed continuously by the Corporation or a Subsidiary for at least the 90 days immediately preceding and including the first day of the applicable Offering Period.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time.

“Exercise Date” means, with respect to an Offering Period, the last day of that Offering Period.

“Fair Market Value” on any date means:

(a)

if the Common Stock is listed or admitted to trade on a national securities exchange, the closing price of a Share on such date on the principal national securities exchange on which such stock is so listed or admitted to trade, on such date, or, if there is no trading of the Common Stock on such date, then the closing price of a Share on such exchange on the next preceding date on which there was trading in the Shares; or

(b)	in the absence of exchange data required to determine Fair Market Value pursuant to the foregoing, the value as established by the Committee as of the relevant time for purposes of this Plan.

“Grant Date” means the first day of each Offering Period, as determined by the Committee and announced to potential Eligible Employees.

“Offering Period” means the six-consecutive month period commencing on each Grant Date; provided, however, that the Committee may declare, as it deems appropriate and in advance of the applicable Offering Period, a shorter (not to be less than three months) Offering Period or a longer (not to exceed 27 months) Offering Period; provided further that the Grant Date for an Offering Period may not occur on or before the Exercise Date for the immediately preceding Offering Period.

“Option” means the stock option to acquire Shares granted to a Participant pursuant to Section 8.

“Option Price” means the per share exercise price of an Option as determined in accordance with Section 8(b).

“Parent” means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation in which each corporation (other than the Corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.

“Participant” means an Eligible Employee who has elected to participate in this Plan and who has filed a valid and effective Subscription Agreement to make Contributions pursuant to Section 6.

“Plan” means this Resources Connection, Inc. 2019 Employee Stock Purchase Plan, as amended from time to time.

“Rule 16b-3” means Rule 16b-3 as promulgated by the Commission under Section 16, as amended from time to time.

“Share” means a share of Common Stock.

“Subscription Agreement” means the written enrollment agreement or applicable electronic form of enrollment agreement filed by an Eligible Employee with the Corporation (or its designee) pursuant to Section 6 to participate in this Plan.

“Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations (beginning with the Corporation) in which each corporation (other than the last corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.

3.	ELIGIBILITY

Any person employed as an Eligible Employee as of a Grant Date shall be eligible to participate in this Plan during the Offering Period in which such Grant Date occurs, subject to the Eligible Employee satisfying the requirements of Section 6.

4.	STOCK SUBJECT TO THIS PLAN; SHARE LIMITATIONS

(a)

Aggregate Share Limit. Subject to the provisions of Section 17, the capital stock that may be delivered under this Plan will be shares of the Corporation’s authorized but unissued Common Stock and any of its shares of Common Stock held as treasury shares. The maximum number of Shares that may be delivered pursuant to Options granted under this Plan is 1,825,000 Shares, subject to adjustments pursuant to Section 17. In the event that all of the Shares made available under this Plan are subscribed prior to the expiration of this Plan, this Plan shall terminate at the end of that Offering Period and the Shares available shall be allocated for purchase by Participants in that Offering Period on a pro-rata basis determined with respect to Participants’ Account balances.

(b)

Individual Share Limit. The maximum number of Shares that any one individual may acquire upon exercise of his or her Option with respect to any one Offering Period is 3,000, subject to adjustments pursuant to Section 17 (the “Individual Limit”); provided, however, that the Committee may amend such Individual Limit, effective no earlier than the first Offering Period commencing after the adoption of such amendment, without stockholder approval. The Individual Limit shall be proportionately adjusted for any Offering Period of less than six months, and may, at the discretion of the Committee, be proportionately increased for any Offering Period of greater than six months.

(c)

Shares Not Actually Delivered. Shares that are subject to or underlie Options, which for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again, except to the extent prohibited by law, be available for subsequent Options under this Plan.

5.	OFFERING PERIODS

During the term of this Plan, the Corporation will offer Options to purchase Shares in each Offering Period to all Participants in that Offering Period. Unless otherwise specified by the Committee in advance of the Offering Period, an Offering Period that commences on or about July 16 will end the following January 15 and an Offering Period that commences on or about January 16 will end the following July 15. Each Option shall become effective on the Grant Date of that Offering Period. The term of each Option shall be the duration of the related Offering Period and shall end on the Exercise Date of that Offering Period. The first Offering Period shall commence on a date specified by the Committee which shall be no earlier than the Effective Date. Offering Periods shall continue until this Plan is terminated in accordance with Section 18 or 19, or, if earlier, until no Shares remain available for Options pursuant to Section 4.

6.	PARTICIPATION

(a)

Enrollment. An Eligible Employee may become a participant in this Plan by completing a Subscription Agreement on a form approved by and in a manner prescribed by the Committee (or its delegate). To become effective, a Subscription Agreement must be signed by the Eligible Person and filed with the Corporation (or its designee) at the time specified by the Committee, but in all cases prior to the start of the Offering Period with respect to which it is to become effective, and must set forth a whole percentage (or, if the Committee so provides, a stated amount) of the Eligible Employee’s Compensation to be credited to the Participant’s Account as Contributions each pay period.

(b)	Contribution Limits. Notwithstanding the foregoing, a Participant’s Contribution election shall be subject to the following limitations:

(i)	the $25,000 annual limitation set forth in Section 8(c);

(ii)	a Participant may not elect to contribute more than fifteen percent (15%) of his or her Compensation each pay period as Plan Contributions; and

(iii)	such other limits, rules, or procedures as the Committee may prescribe.

(c)

Content and Duration of Subscription Agreements. Subscription Agreements shall contain the Eligible Employee’s authorization and consent to the Corporation’s withholding from his or her Compensation the amount of his or her Contributions. An Eligible Employee’s Subscription Agreement, and his or her participation election and withholding consent thereon, shall remain valid for all Offering Periods until (i) the Eligible Employee’s participation terminates pursuant to the terms hereof, (ii) the Eligible Employee files a new Subscription Agreement that becomes effective, or (iii) the Committee requires that a new Subscription Agreement be executed and filed with the Corporation.

7.	METHOD OF PAYMENT OF CONTRIBUTIONS

(a)

Participation Account. The Corporation shall maintain on its books, or cause to be maintained by a recordkeeper, an Account in the name of each Participant. The percentage of Compensation elected to be applied as Contributions by a Participant shall be deducted from such Participant’s Compensation on each payday during the period for payroll deductions set forth below and such payroll deductions shall be credited to that Participant’s Account as soon as administratively practicable after such date. A Participant may not make any additional payments to his or her Account. A Participant’s Account shall be reduced by any amounts used to pay the Option Price of Shares acquired, or by any other amounts distributed pursuant to the terms hereof.

(b)

Commencement of Payroll Deductions. Payroll deductions with respect to an Offering Period shall commence as of the first day of the payroll period which coincides with or immediately follows the applicable Grant Date and shall end on the last day of the payroll period which coincides with or immediately precedes the applicable Exercise Date, unless sooner terminated by the Participant as provided in this Section 7 or until his or her Plan participation terminates pursuant to Section 11.

(c)

Withdrawal During an Offering Period. A Participant may terminate his or her Contributions during an Offering Period (and receive a distribution of the balance of his or her Account in accordance with Section 11) by completing and filing with the Corporation (or its designee), in such form and on such terms as the Committee (or its delegate) may prescribe, a written withdrawal form or applicable electronic withdrawal form which shall be completed by the Participant. Such termination shall be effective as soon as administratively practicable after its receipt by the Corporation. A withdrawal election pursuant to this Section 7(c) with respect to an Offering Period shall only be effective, however, if it is received by the Corporation prior to the Exercise Date of that Offering Period. Partial withdrawals of Accounts, and other modifications or suspensions of Subscription Agreements, except as provided in Section 7(d) or 7(e), are not permitted.

(d)

Change in Contribution Elections for the Following Offering Period. A Participant may discontinue, increase, or decrease the level of his or her Contributions (within Plan limits) by completing and filing with the Corporation (or its designee), on such terms as the Committee (or its delegate) may prescribe, a new Subscription Agreement which indicates such election. Subject to any additional timing requirements that the Committee may impose, an election pursuant to this Section 7(d) shall be effective with the first Offering Period that commences after the Corporation’s receipt of such election.

(e)

Discontinuing Contributions During an Offering Period. A Participant may discontinue (but not increase or otherwise decrease) the level of his or her Contributions, by filing with the Corporation (or its designee), on such terms as the Committee (or its delegate) may prescribe, a new Subscription Agreement which indicates such election. An election pursuant to this Section 7(e) shall be effective no earlier than the first payroll period that starts after the Corporation’s receipt of such election.

8.	GRANT OF OPTION

(a)

Grant Date; Number of Shares. On each Grant Date, each Eligible Employee who is a participant during that Offering Period shall be granted an Option to purchase a number of Shares. The Option shall be exercised on the Exercise Date. The number of Shares subject to the Option shall be determined by dividing the Participant’s Account balance as of the applicable Exercise Date by the Option Price.

(b)

Option Price. The Option Price per Share of the Shares subject to an Option for an Offering Period shall be the lesser of: (i) 85% of the Fair Market Value of a Share on the Grant Date of that Offering Period or (ii) 85% of the Fair Market Value of a Share on the Exercise Date of that Offering Period; provided, however, that the Committee may provide prior to the start of any Offering Period that the Option Price for that Offering Period shall be determined by applying a discount amount (not to exceed 15%) to either (1) the Fair Market Value of a Share on that Grant Date of that Offering Period, or (2) the Fair Market Value of a Share on the Exercise Date of that Offering Period, or (3) the lesser of the Fair Market Value of a Share on the Grant Date of that Offering Period or the Fair Market Value of a Share on the Exercise Date of that Offering Period. Notwithstanding anything to the contrary in the preceding provisions of this Section 8(b), in no event shall the Option Price per share be less than the par value of a Share.

(c)

Limit on Share Purchases. Notwithstanding anything else contained herein, a person who is otherwise an Eligible Employee shall not be granted any Option (or any Option granted shall be subject to compliance with the following limitations) or other right to purchase Shares under this Plan to the extent:

(i)

it would, if exercised, cause the person to own “stock” (within the meaning of Section 423(b)(3) of the Code) possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation, or of any Parent, or of any Subsidiary; or

(ii)

such Option causes such individual to have rights to purchase stock under this Plan and any other plan of the Corporation, any Parent, or any Subsidiary which is qualified under Section 423 of the Code which accrue at a rate which exceeds $25,000 of the fair market value of the stock of the Corporation, of any Parent, or of any Subsidiary (determined at the time the right to purchase such Stock is granted, before giving effect to any discounted purchase price under any such plan) for each calendar year in which such right is outstanding at any time.

For purposes of the foregoing, a right to purchase stock accrues when it first becomes exercisable during the calendar year. In determining whether the stock ownership of an Eligible Employee equals or exceeds the 5% limit set forth above, the rules of Section 424(d) of the Code (relating to attribution of stock ownership) shall apply, and stock which the Eligible Employee may purchase under outstanding options shall be treated as stock owned by the Eligible Employee.

9.	EXERCISE OF OPTION

Unless a Participant withdraws from an Offering Period pursuant to Section 7(c) or the Participant’s Plan participation is terminated as provided in Section 11, his or her Option for the purchase of Shares shall be exercised automatically on the Exercise Date for that Offering Period, without any further action on the Participant’s part, and the maximum number of whole Shares subject to such Option (subject to the Individual Limit set forth in Section 4(b) and the limitations contained in Section 8(c)) shall be purchased at the Option Price with the balance of such Participant’s Account.

If any amount which is not sufficient to purchase a whole Share remains in a Participant’s Account after the exercise of his or her Option on the Exercise Date, such amount shall be refunded to such Participant as soon as administratively practicable after such date; provided that the Committee may provide in advance of an Offering Period for any such amount with respect to that Offering Period to be credited to the Participant’s Account for the next Offering Period, if he or she is a Participant in such next Offering Period.

If the Share limit of Section 4(a) is reached, any amount that remains in a Participant’s Account after the exercise of his or her Option on the Exercise Date to purchase the number of Shares that he or she is allocated shall be refunded to the Participant as soon as administratively practicable after such date.

If any amount which exceeds the Individual Limit set forth in Section 4(b) or one of the limitations set forth in Section 8(c) remains in a Participant’s Account after the exercise of his or her Option on the Exercise Date, such amount shall be refunded to the Participant as soon as administratively practicable after such date.

10.	DELIVERY

As soon as administratively practicable after the Exercise Date, the Corporation shall, in its discretion, either deliver to each Participant a certificate representing the Shares purchased upon exercise of his or her Option, provide for the crediting of such Shares in book entry form in the name of the Participant, or provide for an alternative arrangement for the delivery of such Shares to a broker or recordkeeping service for the benefit of the Participant. In the event the Corporation is required to obtain from any commission or agency authority to issue any such certificate or otherwise deliver such Shares, the Corporation will seek to obtain such authority. If the Corporation is unable to obtain from any such commission or agency authority which counsel for the Corporation deems necessary for the lawful issuance of any such certificate or other delivery of such Shares, or if for any other reason the Corporation cannot issue or deliver Shares and satisfy Section 21, the Corporation shall be relieved from liability to any Participant except that the Corporation shall return to each Participant to whom such Shares cannot be issued or delivered the amount of the balance credited to his or her Account that would have otherwise been used for the purchase of such Shares.

11.	TERMINATION OF EMPLOYMENT; CHANGE IN ELIGIBLE STATUS

(a)

General. Except as provided in the next paragraph, if a Participant ceases to be an Eligible Employee for any reason, or if the Participant elects to terminate Contributions pursuant to Section 7(c), at any time prior to the last day of an Offering Period in which he or she participates, such Participant’s Account shall be paid to him or her in cash (or, in the event of the Participant’s death, to the person or persons entitled thereto under Section 13 in cash), and such Participant’s Option and participation in the Plan shall be automatically terminated.

If a Participant (i) ceases to be an Eligible Employee during an Offering Period but remains an employee of the Corporation or a Participating Subsidiary through the Exercise Date, or (ii) during an Offering Period commences a sick leave, military leave, or other leave of absence approved by the Corporation or a Participating Subsidiary, and the leave meets the requirements of Treasury Regulation Section 1.421-1(h)(2) and the Participant is an employee of the Corporation or a Participating Subsidiary or on such leave as of the applicable Exercise Date, such Participant’s Contributions shall cease, and the Contributions previously credited to the Participant’s Account for that Offering Period shall be used to exercise the Participant’s Option as of the applicable Exercise Date in accordance with Section 9 (unless the Participant makes a timely election to terminate Contributions in accordance with Section 7(c), in which case such Participant’s Account shall be paid to him or her in cash in accordance with the foregoing paragraph).

(b)

Re-Enrollment. A Participant’s termination from Plan participation precludes the Participant from again participating in this Plan during that Offering Period. However, such termination shall not have any effect upon his or her ability to participate in any succeeding Offering Period, provided that the applicable eligibility and participation requirements are again then met. A Participant’s termination from Plan participation shall be deemed to be a revocation of that Participant’s Subscription Agreement and such Participant must file a new Subscription Agreement to resume Plan participation in any succeeding Offering Period.

(c)

Change in Subsidiary Status. For purposes of this Plan, if a Participating Subsidiary ceases to be a Subsidiary, each person employed by that Subsidiary will be deemed to have terminated employment for purposes of this Plan and will no longer be an Eligible Employee, unless the person continues as an Eligible Employee in respect of the Corporation or another Participating Subsidiary.

12.	ADMINISTRATION

(a)

The Committee. The Board shall appoint the Committee, which shall be composed of not less than two members of the Board. The Board may, at any time, increase or decrease the number of members of the Committee, may remove from membership on the Committee all or any portion of its members, and may appoint such person or persons as it desires to fill any vacancy existing on the Committee, whether caused by removal, resignation, or otherwise. The Board may also, at any time, assume or change the administration of this Plan.

(b)

Powers and Duties of the Committee. The Committee shall administer this Plan and shall have full power and discretion to adopt, amend and rescind any rules it considers desirable and appropriate for the administration of this Plan and not inconsistent with the terms of this Plan (including, without limitation, rules and deadlines for making elections under the Plan, which deadlines may be more restrictive than the deadlines otherwise set forth in this Plan), to further define the terms used in this Plan, and to make all other determinations necessary or advisable for the administration of this Plan or the effectuation of its purposes. The Committee shall act by majority vote or by unanimous written consent. No member of the Committee shall be entitled to act on or decide any matter relating solely to himself or herself or solely to any of his or her rights or benefits under this Plan. The Committee shall have full power and discretionary authority to construe and interpret the terms and conditions of this Plan and any agreements defining the rights and obligations of the Corporation, any Subsidiary, and any Participant or other person under this Plan, which construction or interpretation shall be final and binding on all parties including the Corporation, Subsidiaries, Participants and beneficiaries. Notwithstanding anything else contained in this Plan to the contrary, the Committee may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code and need not comply with the otherwise applicable provisions of this Plan. The Committee may delegate ministerial non-discretionary functions to third parties, including individuals who are officers or employees of the Corporation or Participating Subsidiaries.

(c)

Decisions of the Committee are Binding; Reliance on Experts. Subject only to compliance with the express provisions hereof, the Board and Committee may act in their absolute discretion in matters within their authority related to this Plan. Any action taken by, or inaction of, the Corporation, any Participating Subsidiary, the Board or the Committee relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. In making any determination or in taking or not taking any action under this Plan, the Board or Committee, as the case may be, may obtain and may rely on the advice of experts, including professional advisors to the Corporation. No member of the Board or Committee, or officer or agent of the Corporation, will be liable for any action, omission or decision under the Plan taken, made or omitted in good faith.

(d)

Indemnification. Neither the Board nor any Committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan, and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

13.	DEATH BENEFITS

In the event of the death of a participant, the Corporation shall deliver such shares and/or cash payable pursuant to the terms hereof to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Corporation), the Corporation, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Corporation, then to such other person as the Corporation may designate.

14.	TRANSFERABILITY

Neither Contributions credited to a Participant’s Account nor any Options or rights with respect to the exercise of Options or right to receive Shares under this Plan may be anticipated, alienated, encumbered, assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 13) by the Participant. Any such attempt at anticipation, alienation, encumbrance, assignment, transfer, pledge or other disposition shall be without effect and all amounts shall be paid and all Shares shall be delivered in accordance with the provisions of this Plan. Amounts payable or Shares deliverable pursuant to this Plan shall be paid or delivered only to (or credit in the name of, as the case may be) the Participant or, in the event of the Participant’s death, to the Participant’s beneficiary pursuant to Section 13.

The Corporation may require a Participant to hold any Shares the Participant acquires under this Plan in a brokerage account identified by the Corporation until the date the Shares are transferred, sold or otherwise disposed of in any way by the Participant, or such earlier time as the Corporation may determine.

15.	USE OF FUNDS; INTEREST

All Contributions received or held by the Corporation under this Plan will be included in the general assets of the Corporation and may be used for any corporate purpose. Notwithstanding anything else contained herein to the contrary, no interest will be paid to any Participant or credited to his or her Account under this Plan (in respect of Account balances, refunds of Account balances, or otherwise).

16.	REPORTS

Statements shall be provided or made available (in writing or electronically) to Participants as soon as administratively practicable following each Exercise Date. Each Participant’s statement shall set forth, as of such Exercise Date, that Participant’s Account balance immediately prior to the exercise of his or her Option, the Option Price, the number of whole Shares purchased and his or her remaining Account balance, if any.

17.	ADJUSTMENTS OF AND CHANGES IN THE STOCK

Upon or in contemplation of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), or reverse stock split; any merger, combination, consolidation, or other reorganization; split-up, spin-off, or any similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of substantially all the assets of the Corporation as an entirety occurs; then the Committee shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

(a)

proportionately adjust any or all of (i) the number and type of Shares or the number and type of other securities that thereafter may be made the subject of Options (including the specific maxima and numbers of Shares set forth elsewhere in this Plan), (ii) the number, amount and type of Shares (or other securities or property) subject to any or all outstanding Options, (iii) the Option Price of any or all outstanding Options, or (iv) the securities, cash or other property deliverable upon exercise of any outstanding Options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding Options; or

(b)

make provision for a cash payment in settlement of, or for the substitution or exchange of, any or all outstanding Options or the cash, securities or property deliverable to the holder of any or all outstanding Options based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.

The Committee may adopt such valuation methodologies for outstanding Options as it deems reasonable in the event of a cash or property settlement and, without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the amount payable upon or in respect of such event over the Option Price of the Option.

In any of such events, the Committee may take such action sufficiently prior to such event to the extent that the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to stockholders generally.

Without limiting the generality of Section 12, any good faith determination by the Committee as to whether an adjustment is required in the circumstances pursuant to this Section 17, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

18.	POSSIBLE EARLY TERMINATION OF PLAN AND OPTIONS

Upon a dissolution or liquidation of the Corporation, or any other event described in Section 17 that the Corporation does not survive, or does not survive as a publicly-traded company in respect of its Shares, the Plan and, if prior to the last day of an Offering Period, any outstanding Option granted with respect to that Offering Period shall terminate, subject to any provision that has been expressly made by the Board for the survival, substitution, assumption, exchange or other settlement of the Plan and Options. In the event a Participant’s Option is terminated pursuant to this Section 18 without a provision having been made by the Board for a substitution, exchange or other settlement of the Option, such Participant’s Account shall be paid to him or her in cash without interest.

19.	TERM OF PLAN; AMENDMENT OR TERMINATION

(a)

Effective Date; Termination. This Plan shall become effective as of the Effective Date. No new Offering Periods shall commence on or after July 16, 2029 and this Plan shall terminate as of the Exercise Date on or immediately following such date unless sooner terminated pursuant to Section 4, Section 18, or this Section 19.

(b)

Board Amendment Authority. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part, without notice. Stockholder approval for any amendment or modification shall not be required, except to the extent required by law or applicable stock exchange rules, or required under Section 423 of the Code in order to preserve the intended tax consequences of this Plan. No Options may be granted during any suspension of this Plan or after the termination of this Plan, but the Committee will retain jurisdiction as to Options then outstanding in accordance with the terms of this Plan. No amendment, modification, or termination pursuant to this Section 19(b) shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of such Participant or obligations of the Corporation under any Option granted under this Plan prior to the effective date of such change. Changes contemplated by Section 17 or Section 18 shall not be deemed to constitute changes or amendments requiring Participant consent. Notwithstanding the foregoing, the Committee shall have the right to designate from time to time the Subsidiaries whose employees may be eligible to participate in this Plan (including, without limitation, any Subsidiary that may become such after the Effective Date) and to change the service and other qualification requirements set forth under the definition of Eligible Employee in Section 2 (subject to the requirements of Section 423(b) of the Code and applicable rules and regulations thereunder). Any such change shall not take effect earlier than the first Offering Period that starts on or after the effective date of such change. Any such change shall not constitute an amendment to this Plan requiring stockholder approval.

20.	NOTICES

All notices or other communications by a Participant to the Corporation contemplated by this Plan shall be deemed to have been duly given when received in the form and manner specified by the Committee (or its delegate) at the location, or by the person, designated by the Committee (or its delegate) for that purpose.

21.	CONDITIONS UPON ISSUANCE OF SHARES

This Plan, the granting of Options under this Plan and the offer, issuance and delivery of Shares are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation and as a condition precedent to the exercise of his or her Option, provide such assurances and representations to the Corporation as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

22.	PLAN CONSTRUCTION

(a)

Section 16. It is the intent of the Corporation that transactions involving Options under this Plan (other than “Discretionary Transactions” as that term is defined in Rule 16b-3(b)(1) promulgated by the Commission under Section 16 of the Exchange Act, to the extent there are any Discretionary Transactions under this Plan), in the case of Participants who are or may be subject to the prohibitions of Section 16 of the Exchange Act, satisfy the requirements for exemption under Rule 16b-3(c) promulgated by the Commission under Section 16 of the Exchange Act to the maximum extent possible. Notwithstanding the foregoing, the Corporation shall have no liability to any Participant for Section 16 consequences of Options or other events with respect to this Plan.

(b)

Section 423. Except as the Committee may expressly provide in the case of one or more sub-plans adopted pursuant to Section 12(b), this Plan and Options are intended to qualify under Section 423 of the Code.

(c)

Interpretation. If any provision of this Plan or of any Option would otherwise frustrate or conflict with the intents expressed above, that provision to the extent possible shall be interpreted so as to avoid such conflict. If the conflict remains irreconcilable, the Committee may disregard the provision if it concludes that to do so furthers the interest of the Corporation and is consistent with the purposes of this Plan as to such persons in the circumstances.

23.	EMPLOYEES’ RIGHTS

(a)

No Employments Rights. Nothing in this Plan (or in any Subscription Agreement or other documents related to this Plan) will confer upon any Eligible Employee or Participant any right to continue in the employ or other service of the Corporation or any Subsidiary, constitute any contract or agreement of employment or other service or effect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or any Subsidiary to change such person’s compensation or other benefits or to terminate his or her employment or other service with or without cause. Nothing contained in this Section 23(a), however, is intended to adversely affect any express independent right of any such person under a separate employment or service contract other than a Subscription Agreement.

(b)

No Rights to Assets of the Corporation. No Participant or other person will have any right, title or interest in any fund or in any specific asset (including Shares) of the Corporation or any Subsidiary by reason of any Option hereunder. Neither the provisions of this Plan (or of any Subscription Agreement or other document related to this Plan), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or any Subsidiary, on the one hand, and any Participant or other person, on the other hand. To the extent that a Participant or other person acquires a right to receive payment pursuant to this Plan, such right will be no greater than the right of any unsecured general creditor of the Corporation. No special or separate reserve, fund or deposit will be made to assure any such payment.

(c)

No Stockholder Rights. A Participant will not be entitled to any privilege of stock ownership as to any Shares not actually delivered to and held of record by the Participant. Except as expressly required by Section 17, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

24.	MISCELLANEOUS

(a)

Governing Law; Severability. This Plan, the Options, Subscription Agreements, and other documents related to this Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

(b)

Captions and Headings. Captions and headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction of interpretation of this Plan or any provision hereof.

(c)

No Effect on Other Plans or Corporate Authority. The adoption of this Plan shall not affect any other Corporation or Subsidiary compensation or incentive plans in effect. Nothing in this Plan will limit or be deemed to limit the authority of the Board or Committee (i) to establish any other forms of incentives or compensation for employees of the Corporation or any Subsidiary (with or without reference to the Common Stock), or (ii) to grant or assume options (outside the scope of and in addition to those contemplated by this Plan) in connection with any proper corporate purpose; to the extent consistent with any other plan or authority.

(d)

No Effect on Other Compensation. Benefits received by a Participant under an Option granted pursuant to this Plan shall not be deemed a part of the Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Committee or the Board (or the Board of Directors of the Subsidiary that sponsors such plan or arrangement, as applicable) expressly otherwise provides in writing.

25.	EFFECTIVE DATE

Notwithstanding anything else contained herein to the contrary, the effectiveness of this Plan is subject to the approval of this Plan by the stockholders of the Corporation within twelve months after the Effective Date. Notwithstanding anything else contained herein to the contrary, no Shares shall be issued or delivered under this Plan until such stockholder approval is obtained and, if such stockholder approval is not obtained within such twelve-month period of time, all Contributions credited to a Participant’s Account hereunder shall be refunded to such Participant (without interest) as soon as practicable after the end of such twelve-month period.

26.	TAX WITHHOLDING

Notwithstanding anything else contained in this Plan herein to the contrary, the Corporation may deduct from a Participant’s Account balance as of an Exercise Date, before the exercise of the Participant’s Option is given effect on such date, the amount of any taxes which the Corporation reasonably determines it or any Subsidiary may be required to withhold with respect to such exercise. In such event, the maximum number of whole Shares subject to such Option (subject to the other limits set forth in this Plan) shall be purchased at the Option Price with the balance of the Participant’s Account (after reduction for the tax withholding amount).

Should the Corporation for any reason be unable, or elect not to, satisfy its or any Subsidiary’s tax withholding obligations in the manner described in the preceding paragraph with respect to a Participant’s exercise of an Option, or should the Corporation or any Subsidiary reasonably determine that it or an affiliated entity has a tax withholding obligation with respect to a disposition of Shares acquired pursuant to the exercise of an Option prior to satisfaction of the holding period requirements of Section 423 of the Code or at any other time in respect of a Participant’s participation in this Plan, the Corporation or Subsidiary, as the case may be, shall have the right at its option to (i) require the Participant to pay or provide for payment of the amount of any taxes which the Corporation or Subsidiary reasonably determines that it or any affiliate is required to withhold with respect to such event or (ii) deduct from the Participant’s Account or from any amount otherwise payable to or for the account of the Participant the amount of any taxes which the Corporation or Subsidiary reasonably determines that it or an affiliate is required to withhold with respect to such event.

ANNUAL MEETING OF STOCKHOLDERS OF

RESOURCES CONNECTION, INC.

October 15, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD OCTOBER 15, 2019:

The accompanying Proxy Statement and the Company’s Annual Report to Stockholders

for its fiscal year ended May 25, 2019, are available electronically on the Company’s website at

http://ir.rgp.com/annuals-proxies.cfm.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible

¯  Please detach along perforated line and mail in the envelope provided.  ¯

∎	00003330303030000000 9	101519

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY (IF SIGNED) WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE NAMED IN PROPOSAL 1, AND “FOR” EACH OF PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4. IF ANY DIRECTOR NOMINEE NAMED IN PROPOSAL 1 BECOMES UNABLE OR UNWILLING FOR GOOD CAUSE TO SERVE IF ELECTED, THE PERSONS NAMED AS PROXY SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE. WHETHER OR NOT DIRECTION IS MADE, EACH OF THE PROXIES IS AUTHORIZED TO VOTE IN HER DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1.
	1.	Nominees for a three-year term as a member of the Company’s Board of Directors:	FOR	AGAINST	ABSTAIN

		1a. Anthony C. Cherbak	☐	☐	☐
		1b. Neil F. Dimick	☐	☐	☐
		1c. Kate W. Duchene	☐	☐	☐
The Board of Directors and the Compensation Committee recommend a vote FOR Proposal 2.
	2.	Approval of the 2019 Employee Stock Purchase Plan.	☐	☐	☐
The Board of Directors and the Audit Committee recommend a vote FOR Proposal 3.

	3.	Ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2020.	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 4.

	4.	Advisory approval of the Company’s executive compensation.	☐	☐	☐
	5.	In their discretion, each of the proxies is authorized to vote in her discretion upon any other matters as may properly come before the meeting or at any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

0                             ∎

RESOURCES CONNECTION, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 15, 2019

The undersigned, a stockholder of RESOURCES CONNECTION, INC., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of the Company’s Annual Report to Stockholders for its fiscal year ended May 25, 2019; and, revoking any proxy previously given, hereby constitutes and appoints Jennifer Y. Ryu and Alice J. Washington, and each or either of them, as proxies, with full power of substitution in each, to represent and to vote all shares of Common Stock of the Company standing in the name of the undersigned that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s Corporate Headquarters located at 17101 Armstrong Avenue, Irvine, California on October 15, 2019, at 1:30 p.m. pacific time, and at any adjournment or postponement thereof, on all matters coming before said meeting. The proposals referred to on the reverse side are described in the Proxy Statement, dated September 13, 2019, which is being delivered herewith in connection with the Annual Meeting of Stockholders.

(Continued and to be signed on the reverse side)

∎ 1.1	14475 ∎